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                                                                       EXHIBIT 2

                               PURCHASE AGREEMENT

                                  BY AND AMONG

                                   MEMBERS OF

                         SPECIALTY SURGICAL CENTER, LLC,

                    SPECIALTY SURGICAL CENTER OF ENCINO, LLC,

                    SPECIALTY SURGICAL CENTER OF IRVINE, LLC,

                   SPECIALTY SURGICAL CENTER OF ARCADIA, LLC,

                    SYMBION AMBULATORY RESOURCE CENTRES, INC.

                                       AND

             AFFILIATES OF SYMBION AMBULATORY RESOURCE CENTRES, INC.


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                                TABLE OF CONTENTS

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I.    PURCHASE AND SALE OF SUBJECT INTERESTS..................................................................       3

      1.1      Purchase and Sale of Subject Interest..........................................................       3

      1.2      Consideration..................................................................................       4

      1.3      Post-Closing Gross Purchase Price Adjustment...................................................       4

      1.4      Grant of Option to Purchase Additional Ownership Interest......................................       7

      1.5      Assignment.....................................................................................      12

      1.6      Closing........................................................................................      12

      1.7      Further Acts and Assurances....................................................................      12

      1.8      Interpretation.................................................................................      12

      1.9      Treatment of Units in the Encino LLC Sold by the Beverly Hills LLC.............................      13

II.   REPRESENTATIONS AND WARRANTIES OF SELLERS...............................................................      14

      2.1      Authorization and Binding Effect of Sellers....................................................      14

      2.2      Organization of the LLCs and the Partnerships..................................................      14

      2.3      Capitalization.................................................................................      15

      2.4      Subsidiaries...................................................................................      16

      2.5      Ownership of Properties........................................................................      16

      2.6      Absence of Certain Recent Changes..............................................................      17

      2.7      Agreements and Commitments.....................................................................      17

      2.8      Litigation, Etc................................................................................      17

      2.9      Court Orders, Decrees and Compliance with Laws.................................................      18

      2.10     Taxes..........................................................................................      18

      2.11     Financial Statements...........................................................................      19

      2.12     Extraordinary Liabilities and Encumbrances.....................................................      20
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      2.13     Licenses.......................................................................................      20

      2.14     Regulatory Compliance..........................................................................      20

      2.15     No Finders or Brokers..........................................................................      21

      2.16     Pension, Etc...................................................................................      21

      2.17     Employees......................................................................................      23

      2.18     Insurance Coverage.............................................................................      25

      2.19     Payments to Sellers............................................................................      25

      2.20     Appraisal Reports and Surveys..................................................................      25

      2.21     Absence of Certain Changes.....................................................................      25

      2.22     Environmental Conditions.......................................................................      26

      2.23     Medical Waste..................................................................................      28

      2.24     Certain Representations With Respect to each Center............................................      28

      2.25     No Untrue or Inaccurate Representation or Warranty.............................................      29

III.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.............................................................      29

      3.1      Organization and Standing......................................................................      29

      3.2      Authorization and Binding Effect...............................................................      30

      3.3      Ownership......................................................................................      30

      3.4      No Finders or Brokers..........................................................................      30

      3.5      No Untrue or Inaccurate Representation or Warranty.............................................      30

      3.6      Financial Ability..............................................................................      30

      3.7      Solvency.......................................................................................      31

      3.8      Independent Analysis...........................................................................      31

      3.9      Investment Intention...........................................................................      31

      3.10     Deloitte & Touche, LLP.........................................................................      32

      3.11     Agreements and Commitments.....................................................................      32
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      3.12     Litigation, Etc................................................................................      32

IV.   COVENANTS OF PURCHASER..................................................................................      32

      4.1      Best Efforts...................................................................................      32

      4.2      Notification of Certain Matters................................................................      32

      4.3      Access and Information.........................................................................      33

      4.4      Closing of Management Rights Purchase Agreement................................................      33

V.    COVENANTS OF SELLERS....................................................................................      33

      5.1      Best Efforts...................................................................................      33

      5.2      Actions with Respect to Benefit Plans..........................................................      33

      5.3      Access and Information.........................................................................      34

      5.4      Conduct of Business............................................................................      34

      5.5      Additional Financial Information...............................................................      35

      5.6      Notification of Certain Matters................................................................      35

      5.7      Exclusivity....................................................................................      35

      5.8      Restrictions on Ownership in Competing Businesses..............................................      36

VI.   CONDITIONS TO CLOSING BY PURCHASER......................................................................      38

      6.1      Compliance.....................................................................................      38

      6.2      Consents, Authorizations, Etc..................................................................      38

      6.3      No Action or Proceeding........................................................................      38

      6.4      Good Standing Certificate......................................................................      39

      6.5      No Material Adverse Effect.....................................................................      39

      6.6      Assignment Agreement...........................................................................      39

      6.7      Approval of Amendment of Organizational Agreements.............................................      39

      6.8      Closing of Management Rights Purchase Agreement................................................      39

      6.9      Execution and Delivery of Management Agreements and Billing, Collection and Shared
               Services Agreements............................................................................      39
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      6.10     Execution and Delivery of Indemnity Escrow Agreement...........................................      39

      6.11     Opinion of Counsel.............................................................................      40

      6.12     Waiver.........................................................................................      40

VII.  CONDITIONS TO CLOSING BY SELLERS........................................................................      40

      7.1      Compliance.....................................................................................      40

      7.2      Secretary's Certificate........................................................................      40

      7.3      Consent, Authorizations, Etc...................................................................      41

      7.4      No Action or Proceeding........................................................................      41

      7.5      Good Standing Certificate......................................................................      41

      7.6      Approval of Amendment of Organizational Agreements.............................................      41

      7.7      Closing of Management Rights Purchase Agreement................................................      41

      7.8      Execution and Delivery of Indemnity Escrow Agreement...........................................      41

      7.9      No Material Adverse Affect.....................................................................      41

      7.10     Opinion of Counsel.............................................................................      42

      7.11     Thousand Oaks..................................................................................      42

      7.12     Waiver.........................................................................................      42

VIII. INDEMNIFICATION.........................................................................................      42

      8.1      Indemnification of Purchasers..................................................................      42

      8.2      Indemnification of Sellers.....................................................................      44

      8.3      Notice and Control of Litigation...............................................................      45

      8.4      Notice of Claim; Claims Against the Indemnity Escrow Amount....................................      46

      8.5      Allocation of Losses; Limitations..............................................................      46

      8.6      Special Indemnity Among Sellers................................................................      50

IX.   TERMINATION.............................................................................................      50

      9.1      Termination Events.............................................................................      50
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      9.2      Notice of Termination..........................................................................      51

      9.3      Consequences of Termination....................................................................      51

X.    MISCELLANEOUS...........................................................................................      51

      10.1     Schedules and Other Instruments................................................................      51

      10.2     Additional Assurances..........................................................................      51

      10.3     Consented Assignment...........................................................................      51

      10.4     Legal Fees and Costs...........................................................................      52

      10.5     Choice of Law and Venue........................................................................      52

      10.6     Benefit/Assignment.............................................................................      52

      10.7     Cost of Transaction............................................................................      52

      10.8     Confidentiality................................................................................      53

      10.9     Public Announcements...........................................................................      53

      10.10    Waiver of Breach...............................................................................      54

      10.11    Notice   ......................................................................................      54

      10.12    Severability...................................................................................      55

      10.13    Gender and Number..............................................................................      55

      10.14    Divisions and Headings.........................................................................      55

      10.15    Survival.......................................................................................      55

      10.16    Entire Agreement/Amendment.....................................................................      55

      10.17    Waiver of Jury Trial...........................................................................      56

      10.18    Tax Advice and Reliance........................................................................      56

      10.19    No Rescission..................................................................................      56

      10.20    Counterparts; Sellers' Execution...............................................................      56

      10.21    Committees.....................................................................................      56
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                               PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT (this "Agreement"), dated as of July 27, 2005, is by and among those members of Specialty Surgical Center, LLC, a California limited liability company (the "Beverly Hills LLC"), Specialty Surgical Center of Encino, LLC, a California limited liability company (the "Encino LLC"), Specialty Surgical Center of Irvine, LLC, a California limited liability company (the "Irvine LLC"), Specialty Surgical Center of Arcadia, LLC, a California limited liability company (the "Arcadia LLC") (each an "LLC" and collectively, the "LLCs") identified on Exhibit A hereto (each a "Seller" and, collectively, the "Sellers"), and SMBISS Beverly Hills, LLC, a Tennessee limited liability company, SMBISS Encino, LLC, a Tennessee limited liability company, SMBISS Arcadia, LLC, a Tennessee limited liability company and SMBISS Irvine, LLC, a Tennessee limited liability company, (each a "Purchaser" and collectively, the "Purchasers"). The Sellers and Purchasers are sometimes referred to herein individually as a "Party" and collectively as the "Parties." Symbion Ambulatory Resource Centres, Inc., a Tennessee corporation ("SARC"), joins herein solely for the purposes of manifesting its agreement with Article VIII hereof.

                                    RECITALS:

      WHEREAS, as of the date hereof:

      (A) the Sellers collectively own the outstanding membership interests and economic interests comprised of membership units of ownership in the LLCs (collectively, the "Ownership Interests") in the percentages set forth on Exhibit A hereto; and

      (B) Andrew A. Brooks, M.D. ("Brooks") and Randhir S. Tuli ("Tuli") own, and together with Parthenon Management Partners, LLC, a California limited liability company ("Parthenon," together with Brooks and Tuli, the "Managers"), have certain rights in and to (other than with respect to Beverly Hills LLC, as to which Parthenon holds no rights), those certain economic interests that entitle such Persons to receive consideration for and obligate such Persons to perform certain management responsibilities for and on behalf of each LLC (collectively, the "Management Rights"), all as are more particularly described in Sections 5.6(a) and 5.6(b) of the Beverly Hills Operating Agreement, Sections 5.6(a) and 6.4(b) of the Encino Operating Agreement, Sections 5.7(a) and 6.2(f) of each the Irvine Operating Agreement and the Arcadia Operating Agreement; and

      WHEREAS, the Beverly Hills LLC leases space for, owns the assets of, and operates an outpatient surgery center located at 9575 Brighton Way, Suite 100, Beverly Hills, CA 90210 (the "Brighton Center") and owns a 99% general partner interest in Specialty Surgical Center of Beverly Hills, L.P., a California limited partnership (the "Wilshire Partnership"), which leases space for, owns the assets of, and operates an outpatient surgery center located at 8670 Wilshire Boulevard, Suite 300, Beverly Hills, CA 90211 (the "Wilshire Center");

      WHEREAS, the Encino LLC owns a 99% general partner interest in Specialty Surgical Center of Encino, L.P., a California limited partnership (the "Encino Partnership"), which leases space for, owns the assets of, and operates an outpatient surgery center located at 16501 Ventura Boulevard, Suite 103, Encino, CA 91436 (the "Encino Center");

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      WHEREAS, the Irvine LLC owns a 99% general partner interest in Specialty
Surgical Center of Irvine, L.P., a California limited partnership (the "Irvine Partnership"), which leases space for, owns the assets of, and operates an outpatient surgery center located at 15825 Laguna Canyon Road, Suite 200, Irvine, CA 92618 (the "Irvine Center");

      WHEREAS, the Arcadia LLC owns a 99% general partner interest in Specialty Surgical Center of Arcadia, L.P., a California limited partnership (the "Arcadia Partnership"), which leases space for, owns the assets of, and operates an outpatient surgery center located at 51 North Fifth Avenue, Suite 101, Arcadia, CA 91006 (the "Arcadia Center");

      WHEREAS, the Brighton Center, the Wilshire Center, the Encino Center, the Irvine Center and the Arcadia Center are referred to individually as a "Center" and, collectively, the "Centers"; and

      WHEREAS, the Beverly Hills LLC and the Encino LLC are referred to individually as a "Existing Center LLC" and, together, the "Existing Center LLCs"; and

      WHEREAS, the Irvine LLC and the Arcadia LLC are referred to individually as a "Developing Center LLC" and, collectively, the "Developing Center LLCs"; and

      WHEREAS, the Wilshire Partnership, the Encino Partnership, the Irvine Partnership and the Arcadia Partnership are referred to individually as a "Partnership" and, collectively, the "Partnerships"; and

      WHEREAS, in the case of each LLC that is a member of a Partnership, the Partnership of which the LLC is a Member is referred to hereinafter as that LLC's "Applicable Partnership";

      WHEREAS, Andrew A. Brooks, M.D. owns a 1% limited partner interest in each of the Encino Partnership, the Irvine Partnership, and the Arcadia Partnership and a .5% limited partner interest in the Wilshire Partnership, and Randhir S. Tuli owns a .5% limited partner interest in the Wilshire Partnership (all such interests being, collectively, the "Limited Partner Interests");

      WHEREAS, on the terms and conditions set forth in this Agreement, each Seller desires to sell Ownership Interests in one or more LLC(s) and/or Limited Partner Interests in one or more Applicable Partnership(s) listed next to such Seller's name on Exhibit A (all such interests being sold are referred to individually as a "Subject Interest" and, collectively, as the "Subject Interests"), to the "Purchaser" of such Subject Interests identified on Exhibit A; and

      WHEREAS, each Purchaser is ready, willing and financially able to take such actions to enable it to purchase such Subject Interest in conformity with the terms hereof.

      NOW, THEREFORE, in consideration of the foregoing and of the promises and mutual covenants contained herein, the Parties hereby agree as follows:

            I.    PURCHASE AND SALE OF SUBJECT INTERESTS

      1.1   Purchase and Sale of Subject Interest.

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At the Closing (as defined in Section 1.6 hereof), Purchasers agree to purchase from Sellers, and each Seller agrees to sell, assign, transfer and deliver to the Purchaser(s) set forth on Exhibit A in the "Purchaser" column adjacent to such Seller, all of such Seller's Subject Interest, free and clear of any and all claims, liens, security interests, unwaived rights of first refusal, options, warrants or other encumbrances of any nature (other than restrictions of general applicability imposed by federal, state or other governmental securities laws) (collectively, "Encumbrances").

      1.2   Consideration

            (a) Subject to the terms and conditions hereof, in reliance upon the representations and warranties of Sellers set forth herein, and as consideration for the purchase and sale of the Subject Interests as herein contemplated, Purchasers agree to tender to Sellers as consideration for each Subject Interest hereunder the amounts set forth under the heading "Cash at Closing" on Exhibit A (the "Cash at Closing"), which Cash at Closing shall be subject to adjustment as provided in Section 1.3 below. The Cash at Closing is equal to the "Gross Purchase Price (Units)" (as set forth on Exhibit A hereto under the heading "Gross Purchase Price (Units)") (the "Gross Purchase Price") (i) plus (in the case of the Managers) or minus (in the case of other Sellers) the amount of the "Promote Fee" (if any) payable to the Managers (as set forth on Exhibit A under the heading "Promote Fee"), (ii) minus the allocable share of certain expenses payable by the Sellers pursuant to Section 10.7, an estimate of which is set forth on Exhibit A hereto under the heading "Fees & Expenses", and (iii) minus the allocable share of the Indemnity Escrow Amount set forth on Exhibit A hereto under the heading "Individual Escrow Account". The Cash at Closing shall be payable to Sellers by delivery at the Closing by wire transfer to an account designated by each Seller in the amounts set forth on Exhibit A. Purchasers further agree to tender at the Closing, on behalf of all Sellers in each LLC and its Applicable Partnership and as part of the consideration paid hereunder, the amount of the "Fees & Expenses" an estimate of which is forth on Exhibit A, with respect to such LLC, directly to the legal counsel and advisors to the LLC and Sellers, in accordance with invoices each shall submit to such LLC.

            (b) In addition to the Cash at Closing payable under Section 1.2(a), the Purchasers shall deliver to the Escrow Agent in cash at Closing the amounts from the Sellers selling Subject Interests and the Managers selling Management Rights set forth under the heading "Individual Escrow Amount" on Exhibit A (the sum of which amounts is $750,000 and referred to as the "Indemnity Escrow Amount"), by wire transfer of immediately available funds, to be held pursuant to the Escrow Agreement substantially in the form of Exhibit 1.2 (the "Indemnity Escrow Agreement") attached hereto from which Purchasers may receive indemnification in accordance with Article VIII hereof.

      1.3   Post-Closing Gross Purchase Price Adjustment.

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            (a) Not more than 90 days after the Closing Date, Purchasers shall deliver to the Sellers' Committee (as defined in Section 10.21 below) of each LLC a consolidated balance sheet of such LLC and its Applicable Partnership (each, a "Closing Balance Sheet" and, collectively, the "Closing Balance Sheets"), prepared as of the Closing Date, in accordance with GAAP (as defined below) and on a basis consistent with the accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies as were used in the preparation of the balance sheets as of December 31, 2004 that are attached hereto in Schedule 2.11(a); provided, however, for all purposes, the items set forth in (iii) and (iv) of the definition of Net Working Capital shall be accrued monthly for the period ending on the Closing Date based, in the case of Taxes, on 1/12 the annual Taxes multiplied by the number of months (or portions thereof) in 2005 elapsed prior to the Closing Date and, in the case of paid time-off for employees, on the amount of paid time-off accrued as of the Closing Date. The Closing Balance Sheets will not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated hereby or subsequent changes in accounting policy or procedure.

            (b) For purposes of this Agreement:

                  (i) "Net Working Capital" shall mean, as of the date of determination, an amount equal to (a) the sum of the current assets, including, without limitation, the following items: (i) cash, (ii) accounts receivable-net, (ii) inventories and supplies, and (iii) prepaid expenses, minus (b) the sum of the current liabilities, including, without limitation, the following items: (i) accounts payable, (ii) accrued expenses, (iii) all paid time off owed to employees (including vacation, sick or personal days, or similar benefits); and (iv) real and personal property Taxes to be paid following the Closing (to the extent allocable to periods prior to the Closing), but excluding the current portion of Long-Term Debt;

                  (ii) "Long-Term Debt" for an LLC and its Applicable Partnership means all indebtedness, determined in accordance with generally accepted accounting principles, consistently applied ("GAAP"), other than liabilities that are included in the calculation of Net Working Capital;

                  (iii) "Reference Working Capital Position" for an LLC and its Applicable Partnership means the Reference Working Capital Position for such LLC and its Applicable Partnership, as set forth on Exhibit B;

                  (iv) "Reference Long-Term Debt Position" for an LLC and its Applicable Partnership means the Reference Working Capital Position for such LLC and its Applicable Partnership, as set forth on Exhibit B;

                  (v) "Purchaser's Working Capital Position" for an LLC and its Applicable Partnership means the Net Working Capital of such LLC and its Applicable Partnership, as reflected on the applicable Closing Balance Sheet;

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                  (vi) "Purchaser's Long-Term Debt Position" for an LLC and its
      Applicable Partnership means the Long-Term Debt of such LLC and its Applicable Partnership, as reflected on the applicable Closing Balance Sheet;

                  (vii) "Net Adjustment" for an LLC and its Applicable Partnership means the sum of (A) the Purchaser's Working Capital Position for such LLC and its Applicable Partnership minus the Reference Working Capital Position for such LLC and its Applicable Partnership, and (B) the Reference Long-Term Debt Position for such LLC and its Applicable Partnership minus the Purchaser's Long-Term Debt Position for such LLC and its Applicable Partnership; and

                  (viii) A Seller's "Pro Rata Share" means, with respect to an LLC and its Applicable Partnership, the percentage obtained by dividing
      (A) the amount set forth under the heading "Net Purchase Price" on Exhibit A ("Net Purchase Price") received by the Seller with respect to Seller's Subject Interest in such LLC and its Applicable Partnership by (B) the aggregate Net Purchase Price paid with respect to the Subject Interests of such LLC and its Applicable Partnership; provided, however, the "Pro Rata Share" of each of Brooks and Tuli shall be increased by the other's Pro Rata Share if the other is Insolvent (as defined in Section 8.5(c) hereof).

            (c) After the final determination of all adjustments pursuant to this Section 1.3 and any final invoices for Fees and Expenses, the Purchaser shall provide an amended and restated Exhibit A ("Restated Exhibit A") to each Sellers' Committee and such Restated Exhibit A shall be deemed attached to and a part of this Agreement.

            (d) Except as provided in Section 1.3(e) hereof, on or before the 90th day after the Closing Date (the "Adjustment Payment Date"):

                  (i) If the Net Adjustment for an LLC and its Applicable Partnership is a negative number, then each Seller of a Subject Interest in such LLC and Applicable Partnership shall pay the Purchaser thereof an amount equal to the product of such Seller's Pro Rata Share multiplied by the Net Adjustment for such LLC and Applicable Partnership; or

                  (ii) If the Net Adjustment for an LLC and its Applicable Partnership is a positive number, then each Purchaser of a Subject Interest in such LLC and Applicable Partnership shall pay the Seller thereof an amount equal to the difference between such Seller's Cash at Closing under the original Exhibit A and under Revised Exhibit A for such LLC and Applicable Partnership; it is agreed that if the Net Adjustment for the Beverly Hills LLC and its Applicable Partnership is a positive number, then the Purchaser shall pay to the Managers all the amount of such Net Adjustment (and the Revised Exhibit A shall reflect such payments) until the Managers have received an aggregate amount as the "Promote Fee" with respect to the Beverly Hills LLC and its Applicable Partnership equal to 15% of the difference between (i) the aggregate Gross Purchase Price paid to Sellers of Subject Interests in the Beverly Hills LLC and its Applicable Partnership minus (ii) the aggregate amount of Fees & Expenses paid by all Sellers of Subject Interests in the Beverly Hills LLC and its Applicable Partnership, and

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      any remaining Net Adjustment shall be paid to the Sellers in accordance with their respective Pro Rata Shares.

            (e) Within 30 days after the Purchasers' delivery of the Closing Balance Sheets to the Sellers' Committees, the Sellers' Committee of any one or more LLCs may, in a written notice to such Purchaser, describe in reasonable detail any proposed adjustments to the Closing Balance Sheet with respect to such LLC and its Applicable Partnership and the reasons therefor, and shall include pertinent calculations. If the Sellers' Committee of any LLC shall fail to deliver notice of objection to its Closing Balance Sheet within such 30-day period, then all Sellers shall be deemed to have accepted the Closing Balance Sheet with respect to such LLC and its Applicable Partnership. In the event that, following delivery of such a notice, the applicable Purchaser and such Sellers' Committee are not able to agree on the Closing Balance Sheet within 30 days from and after the receipt by such Purchaser of any objections raised by such Sellers' Committee, such Purchaser and such Sellers' Committee shall each have the right to require that such disputed determinations be submitted to Deloitte & Touche LLP or to such other certified public accounting firm as such Sellers' Committee and Purchaser may then mutually agree upon in writing, for computation or verification in accordance with the provisions of this Agreement, and the Sellers or Purchaser shall immediately pay to the Purchaser or Sellers, as applicable, any undisputed amounts. The foregoing provisions for certified public accounting firm review shall be specifically enforceable by the Parties; the decision of such accounting firm shall be final and binding upon the Purchaser and the Sellers of Subject Interests in such LLC and its Applicable Partnership; there shall be no right of appeal from such decision; and such accounting firm's fees and expenses for each such disputed determination shall be borne by all Parties in proportion to the relative amount each Party's determination has been modified (it being understood that for purposes of this sentence, the term "Parties" shall refer only to the applicable Purchaser(s) and Sellers of the applicable Subject Interests). Any payments due under this
      Section 1.3 shall bear interest at eight percent (8%) per annum from the Adjustment Payment Date.

            (f) All payments made under this Section 1.3 shall be in cash or by wire transfer of immediately available funds to such bank account or accounts as per written instructions of the recipient, which recipient shall provide such written instructions at least one business day prior to the date such payment is due.

      1.4   Grant of Option to Purchase Additional Ownership Interest.

            (a) The Managers hereby grant the Purchaser(s) of Subject Interests in the Existing Center LLCs the right and option to acquire from the Managers all of such Manager's Ownership Interest in each such LLC on the terms and conditions of this Section 1.4 (the "Existing Centers Call Option"). The Existing Centers Call Option may be exercised with respect to either or both Existing Center LLCs at any time after the second anniversary of the Closing and before the third anniversary of the Closing, by delivery of written notice described below.

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            (b) The Sellers of Subject Interests in each of the Developing
      Centers LLCs hereby grant the Purchaser(s) of Subject Interests therein the right and option to acquire additional Ownership Interests in each such LLC on the terms and conditions of this Section 1.4 (the "Developing Centers Call Option," and together with the Existing Centers Call Option, the "Call Options"). The Developing Centers Call Option may be exercised with respect to any or all Developing Center LLCs at any time after the second, but before the third, anniversary of the Closing Date, by delivery of written notice described below. The Call Options may be exercised separately with respect to each LLC, but if exercised with respect to an LLC, must be exercised as to all the Option Interests of all Call Option Sellers (as defined below) with respect to such LLC. The Call Option shall be exercised by the applicable Purchaser (the "Call Option Purchaser") by delivering written notice (the "Call Option Notice") to each Call Option Seller with respect to whose Ownership Interest the Call Option is being exercised (each such LLC being a "Call Option LLC") and the applicable Sellers' Committee. Each Call Option Purchaser shall have the right to purchase from each Manager all of such Manager's remaining Ownership Interests in such Developing Center LLC and from each other Seller of Subject Interests in such Developing Center LLC (each Manager and such Seller, a "Call Option Seller") a pro-rata portion of each Seller's remaining Ownership Interests in such LLC necessary to provide Purchaser with fifty-five percent (55%) of the Ownership Interests in such Developing Center LLC after the exercise of such Call Option (taking into account all Ownership Interests already held by such Purchaser (and its affiliates) and all members of such LLC) (each, an "Option Interest"). The purchase price for each Option Interest (the "Option Exercise Price") shall be equal to the Formula Value (determined as of the date of the Call Option Notice), as hereinafter defined, multiplied by the percentage interest in the Call Option LLC as is represented by the Option Interest, as adjusted pursuant to the Option Purchase Agreement (as defined below). As used herein, "Formula Value" means (x) seven (7) (with respect to each Existing Center LLC) or six and eight-tenths (6.8) (with respect to each Developing Center LLC) times the earnings, net of extraordinary items, of the applicable Call Option LLC before depreciation, interest, taxes and amortization for the twelve month period ending on the date of the Call Option Notice, determined in accordance with GAAP minus (y) such Call Option LLC's Long-Term Debt, other than indebtedness that is included in the calculation of such Call Option LLC's Net Working Capital.

            (c) Within thirty (30) days of its exercise of the Call Option with respect to a Call Option LLC, the applicable Call Option Purchaser shall sign, insert the name of each Call Option Seller from which the Option Interest is being purchased and the applicable Formula Value for the purchased Option Interest, complete any other blank or bracketed portion in and attach the schedules contemplated thereby prepared in good faith and deliver to each Call Option Seller and the applicable Sellers' Committee a Purchase Agreement in the form of Exhibit 1.4 hereto (the "Option Purchase Agreement"), after which each Call Option Seller and the Call Option Purchaser shall use their respective commercially reasonable efforts to consummate the sale and purchase of the Option Interest not later than the sixtieth (60th) day following the later of (I) the Call Option Purchaser's delivery of such Option Purchase Agreement and (II) the date the calculation of the Option Exercise Price is delivered pursuant to
      Section 1.4(b) (such purchase and sale being an "Option Closing", and the date on which they occur being an "Option

      Closing Date"), at Waller Lansden Dortch and Davis, PLLC, 511 Union Street, Suite 2700, Nashville, Tennessee 37219, by mutually convenient means, and the Option Closing shall be deemed effective at 12:01 a.m. on the Option Closing Date. At the Option Closing, each Call Option Seller shall execute and deliver the Option Purchase Agreement and shall thereupon sell, assign, transfer and deliver to its Call Option Purchaser the Option Interest, free and clear of any and all Encumbrances, in accordance with the Option Purchase Agreement, upon delivery by its Call Option Purchaser of payment of the Option Exercise Price in cash or wire transfer.

            (d) Within 45 days after the Call Option Purchaser's delivery of an Option Purchase Agreement in accordance with Section 1.4(b), the Sellers' Committee of the applicable LLC may, in a written notice to the Call Option Purchaser, describe in reasonable detail any proposed adjustments to the Option Exercise Price and the reasons therefor, and shall include pertinent calculations. If such Sellers' Committee shall fail to deliver notice of objection to the Option Exercise Price within such 45-day period, then all Call Option Sellers with respect to such Call Option LLC shall be deemed to have accepted the Option Exercise Price. In the event that a Call Option Purchaser and such Sellers' Committee are not able to agree on the Option Exercise Price within 15 days from and after the receipt by such Call Option Purchaser of any objections raised by such Sellers' Committee, such Call Option Purchaser and such Sellers' Committee shall each have the right to require that such disputed determinations be submitted to Deloitte & Touche LLP (provided that Purchaser certifies in writing to the Call Option Sellers that Deloitte & Touche LLP has not within the five (5) year period prior to the Option Closing Date provided services to the Purchaser or any Affiliate thereof) or to such other certified public accounting firm as such Sellers' Committee and such Call Option Purchaser may then mutually agree upon in writing, for computation or verification in accordance with the provisions of this Agreement. The foregoing provisions for certified public accounting firm review shall be specifically enforceable by the Parties; the decision of such accounting firm shall be final and binding upon Purchaser and all Call Option Sellers; there shall be no right of appeal from such decision; and such accounting firm's fees and expenses for each such disputed determination shall be borne by the Parties in proportion to the relative amount each Party's determination has been modified. The provisions of this Section 1.4(d) are not intended to abrogate the provisions of the Option Purchase Agreement in respect of adjustments to the Option Exercise Price.

            (e) Each Call Option Seller hereby makes, constitutes and appoints the applicable Call Option Purchaser, its successors and assigns, with full power of substitution and resubstitution, such Call Option Seller's agent and true and lawful attorney-in-fact to sign and deliver on such Call Option Seller's behalf (but not earlier than ten days after the giving of notice to such Call Option Seller of an intent to do so, and without prejudice to the right of any such Call Option Seller to seek equitable relief from a court of competent jurisdiction prior to a Call Option Purchaser's delivery thereof on such Call Option's Seller's behalf) the Option Purchase Agreement and to sign, execute, certify, acknowledge, file and record any other instruments which may be reasonably necessary to effect the transactions contemplated hereby. Each Call Option Seller authorizes such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with the foregoing, hereby giving such attorney-in-fact full power and authority to act to the same extent as if such Call Option Seller were personally present, and hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. The power of attorney granted hereby is a special power of attorney coupled with an interest, is irrevocable, and shall survive the death, insanity or incapacity of any Call Option Seller.

            (f) If a Purchaser holds a Developing Center Call Option and does not exercise such Developing Center Call Option on or before the date specified in clause (2) of Section 1.4(b), then the Managers may deliver written notice with respect to such Developing Center LLC (the "Push/Pull Notice") to such Purchaser (and to all other Call Option Sellers) offering to purchase all (but not less than all) of the Ownership Interests (a) acquired by the Purchaser in such Developing Center LLC pursuant to this Agreement and (b) all other Ownership Interests acquired by the Purchaser in such Developing Center LLC not in violation of the operating agreement of the Developing Center LLC (in each case other than such membership interests as have been redeemed from the Purchaser in accordance with the operating agreement of the Developing Center LLC or a disposition of interests by Purchaser otherwise approved in writing by the applicable Call Option Sellers' Committee) (collectively, the "Purchaser's Interest"). Any Call Option Seller may, not later than the 20th day following the giving of the Push/Pull Notice, give written notice to Purchaser and the other Call Option Sellers (a "Tag-Along Notice") that such Call Option Seller desires to participate in the purchase of the Purchaser's Interest. All Call Option Sellers that provide a Tag-Along Notice and the Managers shall be referred to as the "Second Option Sellers." Not later than thirty (30) days from its receipt of the Push/Pull Notice, the applicable Purchaser shall deliver to the Call Option Sellers and the applicable Call Option Sellers' Committee a binding and irrevocable offer (the "Response") (I) to purchase all of the Option Interests in such Developing Center LLC or (II) to sell the Purchaser's Interest, in either case at a price per unit of membership interest (the "Response Price"), which Response Price assumes that such Developing Center LLC (and its Applicable Partnership) has no Long-Term Debt. The Response shall also represent a binding and irrevocable offer (which may be accepted only in accordance with Section 1.4(g)) for such Purchaser to cause the termination or assignment of the Management Agreement (as defined in Section 6.9) to which such Developing Center LLC (or its Applicable Partnership) is a party in exchange for a payment to Purchaser (or its Affiliate) equal to (a) the Selected Multiple multiplied by (b) the TTM Fees (as defined in the Management Rights Purchase Agreement) multiplied by (c) one minus the percentage of "Fees" received by "Manager" as is then being paid to "Consultant" as a "Consulting and Oversight Fee" pursuant to the Consulting Agreement the execution and delivery of which is a condition to the closing of the transactions contemplated by the Management Rights Purchase Agreement (as all such italicized terms are defined in such Consulting Agreement) (the "Management Agreement Termination Fee"). The "Selected Multiple" shall equal that multiple of the applicable Developing Center LLC's earnings, net of extraordinary items, before depreciation, interest, taxes and amortization for the twelve month period ending on the date of the Push/Pull Notice, determined in accordance with GAAP, if any, that was used by Purchaser in determining the Response Price; provided, however, if no Selected Multiple was used by Purchaser in determining the Response Price (whether because using such multiple would have failed to produce a positive or meaningful result or because a different metric is then being used by

      Purchaser in good faith to value membership interests in ambulatory surgery centers), then the Selected Multiple shall be the multiple used in the determination of the applicable Deferred Payment in Section 2.1(c) of the Management Rights Purchase Agreement.

            (g) Not later than the sixtieth (60th) day following the giving of the Response, the Managers (together with any Second Option Seller electing to join the Managers in the notice, the "Electing Call Option Sellers") may deliver a notice to Purchaser by which such Call Option Sellers elect either of the following options (but no other option):

                        (1) such Electing Call Option Sellers accepts
            Purchaser's offers to both (i) to sell the Purchaser's Interest at the Final Price (as defined below) and (ii) to cause the termination or assignment of the applicable Management Agreement in exchange for the Management Agreement Termination Fee and agrees to consummate such transaction not later than the 60th day thereafter by (X) the Purchaser's delivery to such Electing Call Option Sellers of an Assignment of the Purchaser's Interest and such Electing Call Option Seller's delivery to Purchaser of the Final Price, and (Y) the Purchaser and the Managers shall take all action appropriate to terminate or cause to be assigned to Managers the applicable Management Agreement and the Managers shall pay to the Purchaser the Management Agreement Termination Fee. Each Call Option Seller who is a part of the Electing Call Option Sellers shall purchase that portion of Purchaser's Interest equal to the Subject Interest sold by such Call Option Seller to Purchaser at the Closing under this Agreement and any other Purchaser's Interest shall be purchased by the Managers or the subject LLC (or in such other proportions as the Electing Call Option Sellers may agree). The purchase and sale of the Purchaser's Interest hereunder shall be made pursuant to an Option Purchase Agreement (appropriately modified by the Purchaser prior to delivery) and in a manner generally consistent with the procedures set forth in Section 1.4(c) and subject to the adjustments provided in the Option Purchase Agreement. As used herein, the "Final Price" shall equal (A) the product of the Response Price and the number of units of membership interest in the LLC represented by the Purchaser's Interest or the Option Interest (as the case may be), minus (B) the product of such Developing Center LLC's Long-Term Debt (other than indebtedness that is included in the calculation of such Call Option LLC's Net Working Capital) and the percentage interest in the LLC represented by the Purchaser's Interest or the Option Interest (as the case may be); or

                        (2) such Electing Call Option Sellers accepts
            Purchaser's offer to purchase all of the Option Interests in such LLC, including all of the Option Interests held by such Electing Call Option Sellers and all of the Option Interests held by the other Call Option Seller(s) that are not among the Electing Call Option Sellers, all in accordance with the procedures set forth in
            Section 1.4(c), except that the aggregate purchase price shall be equal to the Final Price. Each Call Option Seller agrees that (a) if the Electing Call Option Sellers votes to require the Purchaser to purchase all Option Interests in an LLC pursuant to this Subsection
            (2), such Call Option Seller shall be bound by this provision and shall convey such Call Option Seller's Option Interests in such LLC to Purchaser even if the Call Option Seller does not vote in favor of such sale and (b) the Purchaser's obligation under this Section 1.4(g)(2) is to acquire all Option Interests.

            If an Electing Call Option Sellers fails to deliver a notice not later than the sixtieth (60th) day following the giving of the Response in which such Electing Call Option Sellers makes one of the elections set forth in clause (1) or (2) of this Section 1.4(g), then this Section 1.4 shall be of no further force and effect with respect to such Developing Center LLC. Notwithstanding anything herein to the contrary, Purchaser shall have no obligation to deliver any Ownership Interest pursuant to this Section 1.4(g) unless and until it shall have received payment for all Ownership Interests and the Management Agreement Termination Fee as provided hereunder.

      1.5   Assignment.

The sale, assignment, transfer and delivery of all Subject Interests shall be made by each Seller's execution and delivery at the Closing of an Assignment substantially in the form attached as Exhibit 1.5 hereto (the "Assignment").

      1.6   Closing.

The sale and purchase of the Subject Interests provided for herein (the "Closing") shall take place at Waller Lansden Dortch and Davis, PLLC, 511 Union Street, Suite 2700, Nashville, Tennessee 37219, on the first business day following the satisfaction (or waiver) of all of the conditions to closing set forth in Articles VI and VII hereof (other than such conditions which, by their nature, are to be satisfied at the Closing), or such other place or date as the Purchasers and a majority of the Sellers' Committee Representatives of each Sellers' Committee may agree upon in writing. The date of the Closing is referred to as the "Closing Date". The Closing shall be deemed effective at 12:01 a.m. on the Closing Date.

      1.7   Further Acts and Assurances.

Each Seller shall, at any time and from time to time at and after the Closing, upon request of the applicable Purchaser, take any and all reasonable steps necessary to place the Purchaser in possession of such Seller's Subject Interest and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such reasonable further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required for the better transferring and confirming to the Purchaser or to its successors or permitted assigns, or for reducing to possession, such Subject Interest.

      1.8   Interpretation.

In this Agreement, unless the context otherwise requires:

            (a) references to this Agreement are references to this Agreement and to the Schedules and Exhibits attached hereto;

            (b) references to Articles and Sections are references to articles and sections of this Agreement;

            (c) references to any Party to this Agreement shall include references to its respective successors and permitted assigns;

            (d) references to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal;

            (e) references to a person shall include references to any individual, company, body corporate, association, limited liability company, firm, joint venture, trust or governmental entity or agency;

            (f) the terms "hereof," "herein," "hereby" and derivative or similar words will refer to this entire Agreement;

            (g) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the Parties from time to time;

            (h) the word "including" shall mean including without limitation;

            (i) each representation, warranty and covenant contained herein shall have independent significance and, if any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant, provided that indemnification for any such breach shall be only in accordance with and subject to the limitations of Article VIII hereof; and

            (j) in respect of a party, the term "Affiliate" shall mean any entity controlling, controlled by or under common control with such party.

      1.9   Treatment of Units in the Encino LLC Sold by the Beverly Hills LLC.

The Parties acknowledge and agree that, for all purposes hereunder, with respect to the Subject Interest in the Encino LLC being sold by the Beverly Hills LLC pursuant to this Agreement, a portion of such Subject Interest shall be treated as having been sold to the Purchaser thereof by each of the Members of the Beverly Hills LLC (irrespective of whether such Member is a Seller), which portion shall equal the number of Units of the Beverly Hills LLC multiplied by such Member's percentage interest in the Beverly Hills LLC immediately prior to the Closing, and each such Member that is a Seller shall be subject to all provisions of Article II and Article VIII hereof as if he had sold such Subject Interest directly to such Purchaser. For the avoidance of doubt, the Beverly Hills LLC shall have no obligation to make indemnification under Article VIII hereof or to pay purchase price adjustments pursuant to Section 1.3 hereof with respect to the Subject Interest in the Encino LLC sold by the Beverly Hills LLC, but the Sellers who are Members of the Beverly Hills LLC shall be responsible therefor.

            II.   REPRESENTATIONS AND WARRANTIES OF SELLERS

      Except as set forth in the Schedules (each such Schedule being appropriately designated as being applicable to one or more LLCs or Partnerships and to one or more Sections of this Agreement) to be delivered by Sellers, each Seller hereby represents and warrants to the Purchaser of his Subject Interest and Option Interest as follows, subject to the provisions of Section 8.5 hereof:

      2.1   Authorization and Binding Effect of Sellers.

            (a) Such Seller has all necessary authority and power to execute and deliver this Agreement and consummate the transactions contemplated hereby and has taken all action required to be taken to authorize the execution, delivery and performance of this Agreement. This Agreement constitutes a valid and binding agreement or commitment against such Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles. If such Seller acts as attorney-in-fact for any other Seller, for any purpose of this Agreement or the transactions contemplated hereby, then the power of attorney granted by such other Seller is valid and has not been revoked.

            (b) The execution of this Agreement by such Seller, the performance by such Seller of such Seller's obligations hereunder and the consummation of the transaction contemplated hereby by such Seller will not require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit termination of, or result in the creation or imposition of any lien upon any properties, assets or business of any of the LLCs or Partnerships in which such Seller is selling a Subject Interest under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, agreement or commitment, in each case which is material to such LLC or Partnership, or any order, judgment or decree to which such LLC or Partnership is a party or by which any such LLC or Partnership or any of its assets or properties is bound, except as indicated on Schedule
      2.1 hereof. Unless otherwise indicated in Schedule 2.1, such Seller is an individual licensed to practice medicine and residing in the State of California. No notice to, filing or registration with or authorization, consent or approval of any public body or governmental or regulatory authority is necessary for the consummation by such Seller of the transactions contemplated by this Agreement, except as indicated on
      Schedule 2.14 hereto.

      2.2   Organization of the LLCs and the Partnerships.

Each LLC in which such Seller is selling a Subject Interest and such LLC's Applicable Partnership (if there be one) are duly organized and validly existing in good standing under the laws of the State of California, have full power and authority to own and operate their properties and to carry on their businesses as now being conducted, and are duly qualified to do business in each jurisdiction in which the nature of their properties or businesses requires, except where the failure to be qualified would not have a Material Adverse Effect (as defined below) on the LLC and/or the Applicable Partnership. Seller has caused each LLC in which such Seller is selling a Subject Interest and such LLC's Applicable Partnership (if there be one) to have delivered to the applicable Purchaser true, accurate and complete copies of the Articles of Organization and Operating Agreement for such LLC and the Certificate of Limited Partnership and Agreement of Limited Partnership for such Applicable Partnership (in either case, such entity's "Organizational Documents"), each of which reflects all amendments made thereto. Each LLC in which such Seller is selling a Subject Interest and its Applicable Partnership are not in default under or in violation of any provision of (i) the applicable Organizational Documents, or
(ii) any outstanding note, bond, indenture, mortgage, contract, instrument or other agreement or commitment or any order, judgment or decree to which it or they is a party. A "Material Adverse Change" or a "Material Adverse Effect" means any change, circumstance or effect that has or could reasonably be expected to have a material adverse effect on the business of an LLC or its Applicable Partnership, other than such adverse changes, circumstances or effects as and only to the extent such changes, circumstance or effect relate to or result from public or industry knowledge of the transactions contemplated by this Agreement (including without limitation; any action or inaction by such LLC or Applicable Partnership employees, customers and vendors) or general economic conditions.

      2.3   Capitalization.

            (a) The issued and outstanding equity securities of each LLC in which such Seller is selling a Subject Interest are 100% owned of record by the individuals and entities listed immediately underneath the name of that LLC on Exhibit A in the proportions set forth thereon. The issued and outstanding equity securities of each Applicable Partnership of an LLC in which such Seller is selling a Subject Interest are 100% owned of record by the individuals and entities listed immediately underneath the name of that Applicable Partnership on Exhibit A in the proportions set forth thereon. All Ownership Interests, including the Subject Interests, in each LLC in which such Seller is selling a Subject Interest (and such LLC's Applicable Partnership), are validly issued, fully paid and nonassessable. There are no existing agreements, options, warrants, rights, calls or commitments of any character to which any LLC in which such Seller is selling a Subject Interest (or such LLC's Applicable Partnership) is a party or by which it is bound providing for the issuance of any additional Ownership Interests, or for the repurchase or redemption of any Ownership Interests, and there are no outstanding interests or other instruments convertible into or exchangeable for Ownership Interests and no commitments to issue such Ownership Interests.

            (b) All of such Seller's Subject Interest is owned of record and beneficially by such Seller, is validly issued, fully paid and nonassessable and there are no existing agreements, options, warrants, rights, calls or commitments of any character to which such Seller is a party or by which it is bound providing for the sale of such Seller's Subject Interest or for the repurchase or redemption of such Seller's Subject Interest.

      2.4   Subsidiaries.

Except as listed in Schedule 2.4, no LLC in which such Seller is selling a Subject Interest, nor such LLC's Applicable Partnership, owns or is obligated to purchase any equity interest in or any other interest convertible into or exchangeable for an equity interest in any entity.

      2.5   Ownership of Properties.

Attached hereto as Schedule 2.5(a) are state and local UCC searches on each LLC (and such LLC's Applicable Partnership) in which such Seller is selling a Subject Interest. Except as disclosed in such Schedule 2.5(a), each such LLC and its Applicable Partnership has good and marketable title to all of the operating assets necessary or appropriate for the operation of its Center as currently conducted (collectively, the "Assets"), free and clear of all liens, claims or encumbrances, and any mortgages or other indebtedness secured by any real estate or other property. Schedule 2.5(a) reflects all security interests relating to such Assets in every place where security interests created or perfected by filing are legally required to be filed and includes copies of all such financing statements, other than Permitted Liens (as defined below). "Permitted Liens" means (a) liens for taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (c) other liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfections, (d) liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements, and (e) any utility company rights, easements and franchises.

            (a) All Assets of the LLC in which such Seller is selling a Subject Interest and such LLC's Applicable Partnership are located at the Center under whose name they are listed on Schedule 2.5(b) and, to the Actual Knowledge of the Applicable Knowledge Parties (as defined below), are in sufficient operating condition and state of repair, subject only to ordinary wear and tear, so as not to affect adversely the operation of such Assets in the ordinary course of business. Such Assets are reflected in the Financial Statements at net book value. Except as disclosed on
      Schedule 2.5(b), the Assets of each LLC in which such Seller is selling a Subject Interest and such LLC's Applicable Partnership that are set forth on Schedule 2.5(b) constitute all of the Assets having a net book value in excess of $1,000 required to operate each Center under whose name they are listed in accordance with historical practice as such Center is being operated on and as of the Closing Date. To the Actual Knowledge of the Applicable Knowledge Parties, no Asset listed on Schedule 2.5(b) as Assets of an LLC in which such Seller is selling a Subject Interest or such LLC's Applicable Partnership needs to be replaced and no new item of equipment having a purchase price in excess of $1,000 needs to be acquired by any LLC or such LLC's Applicable Partnership. The "Actual Knowledge of the Applicable Knowledge Parties" means, with respect to an LLC and its Applicable Partnership, the actual knowledge, after the making of reasonable inquiry, of the Managers and the persons identified on Schedule 2.5(c) hereto with respect to such LLC or Applicable Partnership.

      2.6   Absence of Certain Recent Changes.

Since December 31, 2004, there has not been any law, regulation, event or condition of any character that has had or is reasonably likely to have an adverse effect on the business of each LLC in which Seller is selling a Subject Interest or such LLC's Applicable Partnership.

      2.7   Agreements and Commitments.

Schedule 2.7(i) sets forth a list of each Material Provider Contract, as hereinafter defined, and each Business Contract, as hereinafter defined, to which each LLC in which such Seller is selling a Subject Interest or such LLC's Applicable Partnership is a party (the Material Provider Contract and Business Contracts being, collectively, the "Contracts") with the parties to the Contracts and, in the case of leases and loan documents, a reasonably complete summary of details concerning each such Contract, including, among other things, the nature and the amount of payments to be made thereunder. Except as noted in
Schedule 2.7(i), and except for matters that would not have a Material Adverse Effect, all such Contracts are in full force and effect, there has been, to the Actual Knowledge of the Applicable Knowledge Parties, no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with an unrelated third party and was entered into on an arm's length basis in the ordinary course of business, and all will continue to be binding in accordance with its terms as of the Closing Date. Consummation of the transaction contemplated by this Agreement with respect to each LLC in which such Seller is selling a Subject Interest or such LLC's Applicable Partnership (a) does not require consent of any of the parties to such Contracts and (b) shall not cause any such Contract to be in default. "Material Provider Contract" in the case of each LLC or such LLC's Applicable Partnership means any contract with a network of healthcare providers or a third party payor, including, without limitation, employers and insurance companies, to provide healthcare services to patients and which during the twelve-month period ended May 31, 2005 reimbursed that LLC for four or more cases performed at each Center. With respect to each LLC in which such Seller is selling a Subject Interest and such LLC's Applicable Partnership, at least that percentage set forth on Schedule 2.7(ii) of all cases performed at such LLC's or Applicable Partnership's Center were performed pursuant to Material Provider Contracts during the twelve-month period ending May 31, 2005. "Business Contract" means any written commitment, contract, lease agreement or other instrument which is not with a network of healthcare providers or a third party payor to provide healthcare services to patients and which is material to the business of the applicable LLC or its Applicable Partnership.

      2.8   Litigation, Etc.

Except as noted in Schedule 2.8, there is no litigation, arbitration, governmental claim, investigation or proceeding, pending or, to the Actual Knowledge of the Applicable Knowledge Parties, threatened, against any LLC in which such Seller is selling a Subject Interest or any Applicable Partnership thereof, at law or in equity, before any court, arbitration tribunal or governmental agency. To the Actual Knowledge of the Applicable Knowledge Parties, there are no facts on which claims may be hereafter made against any LLC in which such Seller is selling a Subject Interest or any Applicable Partnership thereof. All medical malpractice claims, general liability incidents and incident reports relating to each Center owned by an LLC in which such Seller is selling a Subject Interest or any Applicable Partnership thereof have been submitted to the insurer of such LLC or Applicable Partnership. All claims made or, to the Actual Knowledge of the Applicable Knowledge Parties, threatened against any LLC in which such Seller is selling a Subject Interest, its Applicable Partnership or its Center in excess of the deductible are covered under each such LLC's or Applicable Partnership's current insurance policies. Each LLC in which such Seller is selling a Subject Interest or Applicable Partnership thereof has provided its Purchaser with a complete list of all general liability incidents, incident reports and malpractice claims that have occurred since January 1, 2002 at the Center owned by the LLC in which he is selling a Subject Interest or Applicable Partnership thereof.

      2.9   Court Orders, Decrees and Compliance with Laws.

There is not outstanding or, to the Actual Knowledge of the Applicable Knowledge Parties, threatened, any order, writ, injunction or decree or any court, governmental agency or arbitration tribunal against or affecting any LLC in which such Seller is selling a Subject Interest (or its Applicable Partnership) or Seller's Ownership Interests therein, including such Seller's Subject Interest therein. Except as set forth on Schedule 2.9, each LLC in which such Seller is selling a Subject Interest and its Applicable Partnership is in compliance with all applicable federal, state and local laws, regulations and administrative orders, except where noncompliance therewith would not have an adverse effect on such LLC, Applicable Partnership or such Seller's Ownership Interest therein, including such Seller's Subject Interest, and neither such LLC nor its Applicable Partnership has received any written notices of alleged violations thereof. No governmental authority has given written notice and to the Actual Knowledge of the Applicable Knowledge Parties, no other form of notice has been given, to any LLC in which such Seller is selling a Subject Interest (on its Applicable Partnership) that such governmental authority is currently conducting an investigation or has filed a proceeding against any LLC in which such Seller is selling a Subject Interest or its Applicable Partnership, any LLC in which such Seller is selling a Subject Interest or its Applicable Partnership and, to the Actual Knowledge of the Applicable Knowledge Parties, no such investigation or proceeding is being threatened.

      2.10  Taxes.

All tax returns ("Tax Returns") required to be filed by or on behalf of each LLC in which such Seller is selling a Subject Interest or its Applicable Partnership have been timely filed with the appropriate tax authorities or requests for extensions have been timely filed and any such extensions have been granted and have not expired, each such Tax Return was true, complete and correct in all respects and all Taxes (as defined below) with respect to taxable periods or portions thereof covered by such Tax Returns and all other Taxes (without regard to whether a Tax Return was or is required) for which each such LLC or Applicable Partnership is otherwise liable have been paid in full or, to the extent are not yet due, have been adequately reserved against on the balance sheet of each such LLC or Applicable Partnership. For purposes of this provision, "Taxes" means all applicable taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales, use, gross receipts, recording, insurance, value added, profits, license, withholding, payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any governmental entity, and including any interest, penalties and additions attributable thereto, federal, state, local and foreign tax returns, reports, declarations, statements and other documents.

      2.11  Financial Statements.

            (a) Schedule 2.11(a) hereto consists of audited financial statements of each Existing Center LLC and its Applicable Partnership, and the unaudited financial statements of each Developing Center LLC and its Applicable Partnership, in all cases for the years ended December 31, 2003 and 2004 (collectively, the "Prior Years Financials") and the unaudited financial statements of each LLC and its Applicable Partnership for the five months ended May 31, 2005 (collectively, the "Stub Period Financials"; the Stub Financials and the Prior Years Financials being, together, the "Financial Statements"). The Prior Years Financials of each LLC in which such Seller is selling a Subject Interest and its Applicable Partnership are true and correct and, except as expressly limited by the reports therein, are complete in all respects and, except as provided in
      Schedule 2.11(b), have been prepared in accordance with GAAP. The balance sheets included in the Prior Years Financials present fairly in all respects the financial position of each LLC in which Seller is selling a Subject Interest and its Applicable Partnership, as of the respective dates thereof, and the other financial statements included therein present fairly the results of operations for the periods indicated. The Stub Period Financials of each LLC in which such Seller is selling a Subject Interest and its Applicable Partnership have been prepared so as to be consistent with the books and records of such LLC or Partnership, which books and records are true, correct and complete in all respects.

            (b) The Financial Statements reflect or adequately provide for all claims against, and all debts and liabilities of, each LLC in which Seller is selling a Subject Interest and its Applicable Partnership, fixed or contingent, existing at the dates thereof. There has not been any change between December 31, 2004 and the date of this Agreement which has had or is likely to have an adverse effect on the financial position or results of operations of any LLC in which Seller is selling a Subject Interest or its Applicable Partnership. Each Seller acknowledges and agrees that Purchasers relied upon the financial information set forth in the Financial Statements in order to determine the consideration paid under Section 1.2 hereof for Ownership Interests in each LLC in which Seller is selling a Subject Interest and its Applicable Partnership.

            (c) Notwithstanding anything to the contrary, any unaudited financial statement included among the Financial Statements are subject to year end adjustments and matters that may appear in footnote disclosures, none of which would be material individually or in the aggregate to the LLC in which such Seller is selling a Subject Interest or its Applicable Partnership.

            (d) The Parties acknowledge and agree that the allowance for contractual adjustments has been computed in accordance with GAAP in all Financial Statements and that the estimate of the allowance for contractual adjustments used in each such Financial Statement shall be deemed to be true and correct for purposes of the representations made elsewhere in this Section 2.11 and for purposes of Section 1.3 unless and only to the extent that the entries or data used in the determination of such allowance for contractual adjustments were, at the time used, untrue or incorrect, and in no event shall the allowance for contractual adjustments be adjusted through a look-back review from and after the Closing.

      2.12  Extraordinary Liabilities and Encumbrances.

Except as disclosed in Schedule 2.5(a) and Schedule 2.12, there are no Encumbrances on any Ownership Interests (including Seller's Subject Interest) in, or the Assets of, any LLC in which Seller is selling a Subject Interest or its Applicable Partnership, and no LLC in which Seller is selling a Subject Interest or its Applicable Partnership has any liabilities of any nature, whether accrued, absolute, contingent or otherwise. Except as disclosed in
Schedule 2.5(a) or Schedule 2.12, there are no facts in existence on the date hereof known or which should be known to Sellers which might reasonably serve as the basis for any Encumbrance or other liability or obligation of any LLC in which Seller is selling a Subject Interest or its Applicable Partnership.

      2.13  Licenses.

Each LLC in which such Seller is selling a Subject Interest and/or its Applicable Partnership has/have all licenses, permits and approvals which are needed or required by law to operate the business of each such LLC and Applicable Partnership as currently conducted. Each LLC in which such Seller is selling a Subject Interest has delivered to the applicable Purchaser an accurate list (attached as Schedule 2.13 hereto) of all such licenses and permits and of all other franchises, trademarks, trade names, service marks, patents, patent applications and registered copyrights, owned or held by such LLC or its Applicable Partnership relating to the ownership, development or operations of any of the Assets or its Center, all of which are now and as of Closing shall be in good standing and not subject to meritorious challenge.

      2.14  Regulatory Compliance.

Each LLC in which such Seller is selling a Subject Interest and its Applicable Partnership are and have at all times been in compliance with all applicable statutes, rules, regulations, and requirements of all federal, state, and local commissions, boards, bureaus, and agencies having jurisdiction over each such LLC or Applicable Partnership and the operations of each such LLC or Applicable Partnership, including, but not limited to, the false claims, false representations, anti-kickback and all other provisions of the Medicare/Medicaid fraud and abuse laws (42 U.S.C. Section 1320a-7 et seq.) and the physician self-referral provisions of the Stark Law (42 U.S.C. Section 1395nn); provided, however, the foregoing shall not constitute a representation or warranty that such LLC (or its Applicable Partnership) falls within the safe harbor provisions of the Medicare/Medicaid fraud and abuse laws (42 U.S.C.
Section 1320a-7 et seq.). Each LLC in which such Seller is selling a Subject Interest has, on behalf of itself or its Applicable Partnership, timely filed all reports, returns, data, and other information required by federal, state, municipal or other governmental authorities which control, directly or indirectly, any of such LLC's or its Applicable Partnership's activities to be filed with any commissions, boards, bureaus, and agencies and has paid all sums heretofore due with respect to such reports and returns and no such report or return has been inaccurate, incomplete or misleading. No LLC in which such Seller is selling a Subject Interest or Applicable Partnership thereof has engaged in any activities that are prohibited under 42 U.S.C. Section 1320a-7b or the regulations promulgated thereunder, or under any statutes or regulations, or which are prohibited by rules of professional conduct.

      2.15  No Finders or Brokers.

Except as set forth on Schedule 2.15, such Seller has not engaged any finder or broker in connection with the transactions contemplated hereunder.

      2.16  Pension, Etc.

Schedule 2.16 hereto sets forth a true, complete and correct list (all of which are collectively referred to as the "Benefit Plans") of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), including any bonus, incentive compensation, deferred compensation, profit sharing, stock option, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, savings, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement, policy or understanding (whether oral or written, qualified or non-qualified) which is currently and within the past six (6) years has been maintained or contributed to by each LLC in which such Seller is selling a Subject Interest, or such LLC's Applicable Partnership for the benefit of the employees of any such LLC or Applicable Partnership (or their dependents). No LLC in which such Seller is selling a Subject Interest, nor such LLC's Applicable Partnership has ever contributed to, or had an obligation to contribute to, any multiple employer plan, multiemployer plan (within the meaning of Section 3(37) of ERISA) or any plan subject to Title IV of ERISA.

            (a) Prior to the Closing Date, full payment has or will have been made of all amounts which each LLC in which such Seller is selling a Subject Interest, its Applicable Partnership, the Sellers in each such LLC or Applicable Partnership is directly or indirectly required, under applicable law, the terms of any Benefit Plan or any agreement relating to any Benefit Plan to have paid as a contribution, premium or other remittance thereto or benefit thereunder if such payment has a deadline on or before the Closing Date. For any contribution, benefit or funding obligation with respect to such Benefit Plan not yet due prior to the Closing, each LLC in which such Seller is selling a Subject

      Interest will have accrued such contribution, benefit or funding obligation in accordance with GAAP. There will be no change on or before the Closing Date in the operation of any Benefit Plan or any documents with respect thereto which will result in a material increase in the benefit under such Benefit Plans, except as may be required by law, of any LLC in which such Seller is selling a Subject Interest. To the Actual Knowledge of the Applicable Knowledge Parties, no prohibited transaction(s) (within the meaning of Section 4975 of the Code) has occurred in respect of the Benefit Plans, of any LLC in which such Seller is selling a Subject Interest.

            (b) Each Benefit Plan, of any LLC in which such Seller is selling a Subject Interest, has been established and administered in accordance with its terms and the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations. Each such Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, (or, in the case of a standardized form or paired plan, a favorable opinion or notification letter) and nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan or the exempt status of any such trust. The Benefit Plans do not discriminate in operating in favor of employees who are officers or highly compensated.

            (c) There are no pending or, to the Actual Knowledge of the Applicable Knowledge Parties, threatened claims by or on behalf of the Benefit Plans or by any employee of any LLC in which such Seller is selling a Subject Interest or its Applicable Partnership alleging a breach or breaches of fiduciary duties or violations of other applicable state or Federal law which could result in liability on the part of any such LLC, its Applicable Partnership or the Benefit Plans under ERISA or any other law, nor is there any reasonable basis for such a claim.

            (d) Such Seller, each LLC in which such Seller is selling a Subject Interest and such LLC's Applicable Partnership have at all times complied with any applicable continuation coverage requirements for their welfare benefit plans, including the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and any applicable state statutes mandating health insurance coverage for its employees.

            (e) Except as required by Title I, Part 6 of ERISA, no Benefit Plan provides welfare benefits to any person following termination of employment with any LLC in which such Seller is selling a Subject Interest (or its Applicable Partnership) and such Seller, no LLC in which such Seller is selling a Subject Interest or such LLC's Applicable Partnership has any obligations (written or oral) to provide any post-employment or retiree welfare benefits.

            (f) Except as set forth on Schedule 2.16 hereto, all returns, reports, disclosure statements and premium payments required to be made under ERISA and the Code with respect to the Benefit Plans, of any LLC in which such Seller is selling a Subject Interest have been timely filed or delivered. Such Benefit Plans have not been audited or to the Actual Knowledge of the Applicable Knowledge Parties investigated by either the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty

      Corporation within the last five years, and to the Actual Knowledge of the Applicable Knowledge Parties there are no outstanding audit issues with reference to the Benefit Plans pending before said governmental agencies. No event has occurred and no condition exists that would subject any LLC in which such Seller is selling a Subject Interest, its Applicable Partnership to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations with respect to each Benefit Plan.

            (g) Except as set forth on Schedule 2.16 hereto, no payment that is owed or may become due to any director, officer, employee, or agent of any LLC in which such Seller is selling a Subject Interest or of such LLC's Applicable Partnership (other than (i) payments which are required under the Code to be capitalized and (ii) payments, except for guaranteed payments described in Code Section 707, which are made to members of any such LLC or partners of its Applicable Partnership) will be non-deductible to any such LLC or its Applicable Partnership or subject to tax under Code Sections 280G or 4999; nor will any such LLC in which such Seller is selling a Subject Interest be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

            (h) Each LLC in which such Seller is selling a Subject Interest, its Applicable Partnership and the Benefit Plans has properly classified individuals providing services to such LLC and/or its Applicable Partnership as independent contractors or employees, as the case may be.

      2.17  Employees.

            (a) Schedule 2.17(a) hereto sets forth as of the date hereof all employees of any LLC in which such Seller is selling a Subject Interest or its Applicable Partnership, including, without limitation, employees of such LLC or Applicable Partnership currently on a leave of absence or disability leave (the "Employees"). Each LLC in which such Seller is selling a Subject Interest and its Applicable Partnership are in compliance with all federal, state and local laws and regulations respecting employment and employment practices, labor practices, terms and conditions of employment and wages and hours. There is no pending or, to the Actual Knowledge of the Applicable Knowledge Parties, threatened employee strike, work stoppage or labor dispute with respect to such LLC. No union representation question exists respecting any employees of any LLC in which such Seller is selling a Subject Interest or its Applicable Partnership, no collective bargaining agreement exists or is currently being negotiated by any LLC in which such Seller is selling a Subject Interest or its Applicable Partnership, no demand has been made for recognition by a labor organization by or with respect to any employees of any LLC in which such Seller is selling a Subject Interest or its Applicable Partnership, to the Actual Knowledge of the Applicable Knowledge Parties no union organizing activities by or with respect to any employees of any LLC in which such Seller is selling a Subject Interest are taking place, and none of the employees of any LLC in which such Seller is selling a Subject Interest or its Applicable Partnership is represented by any labor union or organization. There is no unfair practice claim against any LLC in which such Seller is selling a Subject Interest or its Applicable Partnership before the National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or, to the Actual Knowledge of the Applicable Knowledge Parties, threatened against or involving the business of any LLC in which such Seller is selling a Subject Interest or its Applicable Partnership, and none has occurred. Neither any LLC in which such Seller is selling a Subject Interest nor its Applicable Partnership is engaged in any unfair labor practices. Except as set forth on Schedule 2.17(a), there are no pending or, to the Actual Knowledge of the Applicable Knowledge Parties, threatened EEOC claims, wage and hour claims, unemployment compensation claims, workers' compensation claims or the like against any LLC in which such Seller is selling a Subject Interest or its Applicable Partnership. No current employee has provided written or oral notice to any LLC in which that such Seller is selling a Subject Interest or its Applicable Partnership of any plans to terminate employment with any LLC in which such Seller is selling a Subject Interest or its Applicable Partnership, except as noted on Schedule 2.17(a).

            (b) All payroll, including salaries, benefits and all FICA, FUTA and other taxes related to payroll (the "Payroll"), due to the Employees, in accordance with their biweekly payroll program, through the most recent Payroll date, has been paid by each LLC in which such Seller is selling a Subject Interest or its Applicable Partnership. The Payrolls of each LLC in which such Seller is selling a Subject Interest and its Applicable Partnership as of the most recent payroll period is set forth on Schedule 2.17(b). There has been no increase in the Payroll of any LLC in which such Seller is selling a Subject Interest or its Applicable Partnership since December 31, 2004, other than as set forth on Schedule 2.17(b). Other than as set forth on Schedule 2.17(b) and except those incurred in the normal course of business, no Employee of such LLC will have received any bonus or increase in compensation since December 31, 2004 and there has been no "general increase" in the compensation or rate of compensation payable to any of such Employees since December 31, 2004, except in the ordinary course of business. Except in the ordinary course of business, since December 31, 2004, and other than as set forth on Schedule 2.17(b), there has been no promise to any of the Employees of any such LLC orally or in writing of any bonus or increase in compensation, whether or not legally binding. Except in the ordinary course of business, since December 31, 2004, there has been no other change in the information disclosed on
      Schedule 2.17(b) with respect to any such LLC in which such Seller is selling a Subject Interest.

            (c) Schedule 2.17(c) sets forth as of the date hereof of the aggregate paid time off, including vacation, holiday and sick pay, of each LLC in which such Seller is selling a Subject Interest and its Applicable Partnership's Employees.

      2.18  Insurance Coverage.

Each LLC in which such Seller is selling a Subject Interest or its Applicable Partnership maintains in full force and effect, with no premium arrearages, insurance policies bearing the numbers, for the terms, with the companies, in the amounts and providing the coverage set forth on Schedule 2.18. True and correct copies of all such policies and all endorsements thereto have been delivered to Purchasers.

      2.19  Payments to Sellers.

Schedule 2.19 sets forth all payments by each LLC in which such Seller is selling a Subject Interest and its Applicable Partnership to any member or partner in such LLC or Partnership, as the case may be, since December 31, 2001, other than distributions made to partners solely in respect of their ownership interests in such LLC or Partnership.

      2.20  Appraisal Reports and Surveys.

Since December 31, 2003, such Seller has not obtained, and to the Actual Knowledge of the Applicable Knowledge Parties, the LLC in which such Seller owns an Ownership Interest has not obtained any appraisal reports, surveys or other documents which evaluate or describe any LLC in which such Seller is selling a Subject Interest's business or any of the Assets thereof which have not been delivered to the Purchaser of his Subject Interest.

      2.21  Absence of Certain Changes.

Except as permitted or contemplated by this Agreement, since December 31, 2004, each LLC in which such Seller is selling a Subject Interest has not, nor has its Applicable Partnership:

            (a) other than in the ordinary course of business, incurred any indebtedness or other liabilities (whether accrued, absolute, contingent or otherwise), sold or disposed of any of its capital assets with a historical cost of greater than $10,000;

            (b) guarantied any indebtedness or sold or disposed of any of its non-capital assets other than in the ordinary course of business;

            (c) suffered any damage, destruction or loss, to any of its tangible Assets, whether or not covered by insurance, with a historical cost of greater than $10,000;

            (d) established or agreed to establish any pension, retirement or welfare plan for the benefit of its employees not theretofore in effect, except as noted on Schedule 2.16 or Schedule 2.21(d);

            (e) suffered any change in its financial condition, assets, liabilities or business or to the Actual Knowledge of the Applicable Knowledge Parties suffered any other event or condition of any character that individually or in the aggregate has or might reasonably be expected to have a material adverse effect on its business;

            (f) made any single capital expenditure that exceeded $10,000 or made aggregate capital expenditures that exceeded $20,000, except as noted on Schedule 2.21(f) hereof;

            (g) disposed of any assets (other than inventory in the ordinary course of business), written down the value of any of its Assets which are capital assets with a historical cost of greater than $10,000, written off as uncollectible any single account receivable (excluding contractual adjustments and charity care) in excess of $5,000, or revalued any of the Assets with a historical cost of greater than $10,000;

            (h) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than in the ordinary course of business, except as noted on Schedule 2.21(h) hereof;

            (i) canceled any debts or waived any claims or rights in either case, other than an accounts receivables written-off in the ordinary course of its business;

            (j) entered into, materially amended or terminated any material contract, agreement or license to which it is a party;

            (k) made any change in any method of accounting or accounting practice;

            (l) canceled, or failed to continue, insurance coverages; or

            (m) agreed, whether in writing or otherwise, to take any action described in Section 2.21(a)-(l).

      2.22  Environmental Conditions.

            (a) Each LLC in which such Seller is selling a Subject Interest, its Applicable Partnership and each Center operated by either of them are currently in compliance with all Environmental Laws (as hereinafter defined), including, but not limited to, the possession by each such LLC (or Applicable Partnership) of all permits and other governmental authorization required under applicable Environmental Laws to operate its Center as currently operated and is in compliance with the terms and conditions thereof.

            (b) No LLC in which such Seller is selling a Subject Interest, the Applicable Partnership or the Center it operates has stored any Hazardous Substances (as hereinafter defined) on any of its Real Property, except in compliance with applicable Environmental Laws.

            (c) No LLC in which such Seller is selling a Subject Interest, the Applicable Partnership or the Center it operates has disposed of or released any Hazardous Substances on any of its Real Property, except in compliance with applicable Environmental Laws.

            (d) No LLC in which such Seller is selling a Subject Interest, the Applicable Partnership or the Center it operates has utilized any transporters or disposal facilities for the transport or disposal of Hazardous Substances (other than Medical Waste (as hereinafter defined), the disposal of which is covered by
      Section 2.23 hereof).

            (e) No LLC in which such Seller is selling a Subject Interest, the Applicable Partnership or the Center it operates has received any written or oral communication, whether from a governmental authority, citizens' group, employee or otherwise, that alleges that such entity is not in full compliance with Environmental Laws, and, to the Actual Knowledge of the Applicable Knowledge Parties, there are no circumstances that may prevent or interfere with such full compliance in the future. There is no Environmental Claim (as defined below) pending or, to the Actual Knowledge of the Applicable Knowledge Parties, threatened against any LLC or its Applicable Partnership in which such Seller is selling a Subject Interest or the Center it operates.

            (f) To the Actual Knowledge of the Applicable Knowledge Parties, there are not any actions, activities, circumstances, conditions, events or incidents, including, but not limited to, the release, emission, discharge, presence or disposal of any Hazardous Substances, that could form the basis of any Environmental Claim against any LLC in which such Seller is selling a Subject Interest, its Applicable Partnership or the Center it operates.

            (g) Except as noted in Schedule 2.22(g), to the Actual Knowledge of the Applicable Knowledge Parties, the Real Property of each LLC in which such Seller is selling a Subject Interest or its Applicable Partnership and the adjoining properties have not been utilized for any industrial or commercial operation involving any Hazardous Substance in violation of any Environmental Laws.

      Notwithstanding any other provisions of this Agreement, Purchasers acknowledge and agree that the representations and warranties contained in this Section 2.22 are the only representations and warranties given by the Sellers with respect to environmental matters and Hazardous Substances or compliance with Environmental Laws and no other provisions of this Agreement shall be interpreted as containing any representation or warranty with respect thereto.

      The following terms shall have the following meanings:

      "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, but not limited to, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of Hazardous Substances at any location which is or has been owned, leased, operated or utilized by each Center or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

      "Environmental Laws" means the federal, state (including, but not limited to, the State of California), regional, county or local environmental laws, regulations, ordinances, rules and policies and common law in effect on the date hereof and the Closing Date relating to the use, refinement, handling, treatment, removal, storage, production, manufacture, transportation or disposal, emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to protection of the environment (including, but not limited to, ambient air, surface water, ground water, land surface or subsurface strata), as the same may be amended or modified to the date hereof and the Closing Date, but excluding Medical Waste Laws and any laws, regulations, ordinances, rules and policies and common law relating to workplace health and safety.

      "Hazardous Substances" means any toxic or hazardous waste, pollutants or substances, including, without limitations, asbestos containing materials ("ACMs"), polychlorinated biphenyls ("PCBs"), petroleum products, byproducts, or other hydrocarbon substances, substances defined or listed as a "hazardous substance", "toxic substance", "toxic pollutant", or similarly identified substance or mixture, in or pursuant to any Environmental Law.

      "Real Property" means any real property leased or owned by an LLC or its Applicable Partnership.

      2.23  Medical Waste.

With respect to the generation, transportation, treatment, storage, and disposal, or other handling of Medical Waste, each LLC in which such Seller is selling a Subject Interest, its Applicable Partnership and its Center have complied with all Medical Waste Laws (as hereinafter defined).

      "Medical Waste" includes, but is not limited to, (a) pathological waste,
(b) blood, (c) sharps, (d) wastes from surgery or autopsy, (e) dialysis waste, including contaminated disposable equipment and supplies, (f) cultures and stocks of infectious agents and associated biological agents, (g) contaminated animals, (h) isolation wastes, (i) contaminated equipment, (j) laboratory waste, and (k) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals. "Medical Waste" also includes any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. Sections 6992, et seq. ("MWTA").

      "Medical Waste Law" means the following, including regulations promulgated and orders issued thereunder, all as may be amended from time to time: the MWTA, the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA
Sections 2501 et seq., the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Sections 1401 et seq., The Occupational Safety and Health Act, 29 USCA Sections 651 et seq., the United States Department of Health and Human Services, National Institute for Occupational Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119, and any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste.

      2.24  Certain Representations With Respect to each Center.

            (a) Each LLC in which such Seller is selling a Subject Interest has furnished complete and accurate copies of all its (or its Applicable Partnership's) Material Provider

      Contracts and Business Contracts to the Purchaser of a Subject Interest therein. Each LLC in which such Seller is selling a Subject Interest and its Applicable Partnership are in compliance in all material respects with all of the terms, conditions and provisions of all such contracts.

            (b) Each LLC in which such Seller is selling a Subject Interest (or its Applicable Partnership) is qualified for participation in the Medicare program. Complete and accurate copies of each LLC in which such Seller is selling a Subject Interest's (or its Applicable Partnership's) existing Medicare contracts for its Center have been furnished to the Purchaser of a Subject Interest therein. Each LLC in which such Seller is selling a Subject Interest and its Applicable Partnership are in compliance in all material respects with all of the terms, conditions and provisions of all such contracts.

            (c) Each LLC in which such Seller is selling a Subject Interest (or its Applicable Partnership) is qualified for participation in the Medicaid program. Complete and accurate copies of each LLC in which such Seller is selling a Subject Interest's (or its Applicable Partnership's) existing Medicaid contracts for its Center have been furnished to the Purchaser of a Subject Interest therein. Each LLC in which such Seller is selling a Subject Interest and its Applicable Partnership is in compliance in all material respects with all of the terms, conditions and provisions of all such contracts.

            (d) No LLC in which such Seller is selling a Subject Interest or Applicable Partnership participates the CHAMPUS program.

            (e) Each Center operated by each LLC in which such Seller is selling a Subject Interest or its Applicable Partnership is licensed by the California Department of Health Services as an ambulatory surgery center. Each LLC in which such Seller is selling a Subject Interest is in material compliance with all the terms, conditions and provisions of such licenses. The facilities, equipment, and operations of each Center operated by each LLC in which such Seller is selling a Subject Interest satisfy, without exception, the applicable ambulatory surgery center licensing requirements of the State of California.

      2.25  No Untrue or Inaccurate Representation or Warranty.

No representation or warranty by Sellers contains or will contain any material untrue statement of fact, or omits or will omit to state a material fact necessary to make the statements therein not misleading.

      III.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Each Purchaser represents and warrants to each Seller from which it is purchasing a Subject Interest as follows:

      3.1   Organization and Standing.

Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Tennessee and has full limited liability company power and authority to conduct its business as now being conducted, is duly qualified to do business in each jurisdiction in which the nature of its property or business requires, and is or shall be no later than the Closing Date qualified to do business in the State of California.

      3.2   Authorization and Binding Effect.

Purchaser has all necessary authority and power to execute and deliver this Agreement and consummate the transactions contemplated hereby and has taken all action required to be taken by or on the part of Purchaser to authorize the execution, delivery and performance of this Agreement. This Agreement constitutes a valid and binding agreement enforceable against Purchaser in accordance with its terms. The execution of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation of the transaction contemplated hereby by Purchaser will not require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit termination of, or result in the creation or imposition of any lien upon any properties, assets or business of Purchaser under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, agreement or commitment, in each case which is material to Purchaser, or any order, judgment or decree to which Purchaser is a party or by which Purchaser is bound. No notice to, filing or registration with or authorization, consent or approval of any public body or governmental or regulatory authority is necessary for the consummation by Purchaser of the transaction contemplated by this Agreement.

      3.3   Ownership.

Purchaser is a wholly-owned direct or indirect subsidiary of SARC, which is a wholly owned subsidiary of Symbion, Inc., a Delaware corporation.

      3.4   No Finders or Brokers.

Purchaser has not engaged any finder or broker in connection with the transactions contemplated hereunder.

      3.5   No Untrue or Inaccurate Representation or Warranty.

No representation or warranty by Purchaser contains or will contain any untrue statement of fact, or omits or will omit to state a fact necessary to make the statements therein not misleading.

      3.6   Financial Ability.

Purchaser has, and will have on the Closing Date, and thereafter as needed, sufficient cash on hand from Purchaser's immediately available internal organization funds or available under a currently established committed credit facility or unutilized lines of credit with financial institutions, to consummate the transactions contemplated by this Agreement and perform its obligations hereunder.

      3.7   Solvency.

On the Closing Date, after giving effect to all indebtedness being incurred on such date in connection herewith, Purchaser will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

      3.8   Independent Analysis.

            (a) Purchaser acknowledges that it has conducted an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the LLCs and Partnerships the Subject Interests of which it is acquiring and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied solely on the results of such investigation and the representations and warranties of the Sellers set forth herein. Such representations and warranties constitute the sole and exclusive representations and warranties of the Sellers in connection with the transactions contemplated hereby, and Purchaser acknowledges and agrees that the Sellers are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement.

            (b) Without limiting the foregoing, Purchaser acknowledges that no Seller has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, presentations or schedules heretofore made available to Purchaser or any other information which is not included in this Agreement. Purchaser further acknowledges and agrees that any cost estimates, forecasts, projections or other predictions or forward-looking information that may have been provided to Purchaser were prepared for internal planning purposes only and are not representations or warranties of the Sellers, and no assurances can be given that any estimated, forecasted, projected or predicted results will be achieved.

      3.9   Investment Intention.

Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Subject Interests. Purchaser confirms that each LLC whose Subject Interests it is acquiring has made available to Purchaser the opportunity to ask questions of the officers and management of the LLC and to acquire additional information about the business, assets and financial condition of the LLC and its Applicable Partnership. Purchaser will acquire the Subject Interests for investment only, and not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling any interest therein. Purchaser understands that the transactions contemplated hereby have not been, and will not be registered or qualified under the Securities Act of 1933, as amended, nor any state or any other applicable securities law, by reason of a specific exemption from the registration or qualification provisions of those laws, based in part upon Purchaser's representations in this Agreement. Purchaser understands that no part of the Subject Interests may be resold unless such resale is registered under the Securities Act of 1933, as amended, and registered or qualified under applicable state securities laws or an exemption from such registration and qualification is available.

      3.10  Deloitte & Touche, LLP.

In connection with the agreement to use Deloitte & Touche in connection with dispute resolution pursuant to Section 1.3(d) or Section 1.4(d), Purchasers represent that Deloitte & Touche, LLP has not provided accounting, audit or similar services to any Purchaser or their Affiliate within the five (5) year period prior to the date of this Agreement; provided, however, that if Deloitte & Touche has provided accounting, audit or similar services to any Purchaser or their Affiliate within such time period, the Sellers' Committee and Purchaser shall select another mutually agreeable certified public accounting firm.

      3.11  Agreements and Commitments.

Consummation of the transaction contemplated by this Agreement (a) does not require consent of any of party to any commitment, contract, lease agreement or other instrument which is material to the business of such Purchaser and/or its affiliates (a "Purchaser Contract") and (b) shall not cause any such Purchaser Contract to be in default.

      3.12  Litigation, Etc.

There is no litigation, arbitration, governmental claim, investigation or proceeding, pending or, to the Purchaser's Knowledge (as defined below), threatened, against any Purchaser or affiliate of Purchaser, at law or in equity, before any court, arbitration tribunal or governmental agency, except for such matters that would not individually or in the aggregate have a material adverse effect on any LLC or Partnership or on Purchasers' ability to consummate the transactions contemplated by this Agreement (other than such adverse changes, circumstances or effects as and only to the extent such changes, circumstance or effect relate to or result from public or industry knowledge of the transactions contemplated by this Agreement or general economic conditions).

                          IV.   COVENANTS OF PURCHASER

      4.1   Best Efforts.

Each Purchaser hereby covenants and agrees to take all necessary action and to use its reasonable best efforts to obtain all consents and approvals required to carry out the transactions contemplated herein and to satisfy the conditions specified herein.

      4.2   Notification of Certain Matters.

Each Purchaser shall promptly notify the other Parties hereto of any action, suit or proceeding that shall be instituted or threatened against such Purchaser to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

      4.3   Access and Information.

In connection with Section 1.3 and 1.4, the Purchasers shall give to representatives of Sellers and Call Option Sellers, as applicable, reasonable access during normal business hours to the premises, books, accounts and records and all other relevant documents and will make available, and use its reasonable efforts to cause its accountants and other representatives to make available, copies of all such documents and information of such LLC and/or its Applicable Partnership as representatives of the Sellers or the Call Option Sellers may from time to time reasonably request to assist Sellers in verifying information contained in the Closing Balance Sheet and to assist Call Option Sellers in verifying information in the Option Purchase Agreement and the calculations used in determining the Formula Value and Option Exercise Price, all in such manner as to not unduly disrupt each LLC's and Applicable Partnership's normal business activities.

      4.4   Closing of Management Rights Purchase Agreement.

The Purchasers shall not permit the "Closing" (as that term is defined in that certain Management Rights Purchase Agreement, of even date herewith, between one or more Purchasers, the Managers, and Parthenon Management Partners, LLC (the "Management Rights Purchase Agreement")) to occur prior to the Closing hereunder.

                           V.    COVENANTS OF SELLERS

      5.1   Best Efforts.

Each Seller shall take, and the Sellers shall cause each LLC and Partnership in which such Seller holds an Ownership Interest to take, all necessary action and use reasonable best efforts to obtain all consents and approvals required to carry out the transactions contemplated herein and to satisfy the conditions specified herein.

      5.2   Actions with Respect to Benefit Plans.

            (a) Notwithstanding anything herein to the contrary, if requested by Purchasers, each Seller hereby covenants and agrees to take all steps requested by Purchasers to merge, freeze, terminate, amend or take any other action with respect to any Benefit Plan maintained by any LLC in which Seller is selling a Subject Interest (or its Applicable Partnership); to take all reasonable steps to accomplish such requests; to provide all the required notices to participants and appropriate governmental agencies; to adopt all necessary resolutions and Benefit Plan amendments; and to provide to Purchasers satisfactory evidence of the executed documents described in this Section 5.2.

            (b) Effective as of the Closing Date, the active participation of each Seller in any Benefit Plan shall be terminated, and thereafter, no Seller shall be eligible to participate in any employee benefit plan or program of any LLC, Partnership or the Purchasers.

            (c) If any Benefit Plan is terminated at Purchaser's request, the Purchasers shall allow employees to participate immediately in Purchasers' existing employee benefit plans (or new benefit plan established by Purchasers after the Closing comparable to Purchasers' existing employee benefit plans) including, but not limited to granting employees credit for services with the LLCs and waiving any pre-existing condition exclusions for Purchasers' health plans if such waiver complies with applicable legal requirements and Purchasers' insurance policies.

      5.3   Access and Information.

Between the date hereof and the Closing, the Sellers shall cause each LLC and Partnership in which such Sellers hold an Ownership Interest to give to representatives of Purchasers reasonable access during normal business hours to each LLC's and Partnership's premises, books, accounts and records and all other relevant documents and will make available, and use their reasonable efforts to cause their accountants and other representatives to make available, copies of all such documents and information with respect to the business and properties of each such LLC or Partnership as representatives of Purchasers may from time to time reasonably request, all in such manner as to not unduly disrupt each LLC's or Partnership's normal business activities; provided, however, that no disclosure shall be required which would result in a violation of any obligation of confidentiality or the loss of the attorney-client privilege with respect to any matter. Such access shall include consultations with the employees of each such LLC. During the period from the date hereof to the Closing, the Managers shall confer on a regular and reasonable basis with one or more representatives of Purchasers to report material operational matters of each Center and to report the general status of ongoing operations of the center. Each Manager shall notify the Purchasers of any Material Adverse Change to each LLC (or to such LLC's Applicable Partnership) after the date hereof and prior to the Closing and of any written notice received by such Manager of any governmental complaints, investigations or hearings or adjudicatory proceedings (or communications indicating that the same may be contemplated) or of any other matter which may be material to such Manager, any LLC or any Partnership and shall keep the Purchasers reasonably informed of such events.

      5.4   Conduct of Business.

Between the date hereof and the Closing Date, except as otherwise approved by Purchasers, the Sellers shall take all reasonable steps to cause each LLC in which such Sellers hold an Ownership Interest (and such LLC's Applicable Partnership) to conduct business only in the ordinary course thereof consistent with past practice and in such a manner that the representations and warranties contained in Article II hereof shall be true and correct at and as of the Closing Date (except for changes contemplated, permitted or required by this Agreement) and so that the conditions to be satisfied by Sellers at the Closing shall have been satisfied. The Sellers shall take all reasonable steps to cause each LLC in which such Sellers holds an Ownership Interest (and such LLC's Applicable Partnership) to conduct its business in accordance with reasonable business judgment, to preserve its business intact and use its reasonable best efforts to keep available the services of its current employees.

      5.5   Additional Financial Information.

Within 30 days following the end of each calendar month prior to Closing, the Sellers shall cause each LLC in which such Sellers hold an Ownership Interest (and such LLC's Applicable Partnership) to deliver to the Purchasers true and complete copies of the unaudited balance sheets and the related unaudited statements of income and cash flow of, or relating to such LLC or Partnership for each month then ended, together with a year-to-date compilation and the notes, if any, related thereto, which presentation shall be true, correct and complete in all material respects, shall have been prepared from and in accordance with the books and records of such LLC or Partnership and which shall fairly present the financial position, results of operations and cash flow of such LLC or Partnership as of the date and for the period indicated, all in accordance with GAAP, except that such financial statements need not include required footnote disclosures.

      5.6   Notification of Certain Matters.

Until the Closing Date, the Managers shall (and shall cause all other Applicable Knowledge Parties to) advise the Purchasers, in writing, of (i) any change or event that would cause any condition to closing in Article VI or VII applicable to an LLC or Applicable Partnership to be unable to be satisfied, (ii) any written notice or other written communication received by such Person or an LLC or its Applicable Partnership from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement applicable to any Seller, LLC or Applicable Partnership, and
(iii) the existence of any matter arising or discovered which would have been required to be set forth or described in the Exhibits and Schedules to this Agreement applicable to any Seller, LLC or Applicable Partnership. The Managers shall (and shall cause all other Applicable Knowledge Parties to) promptly notify the other Parties hereto of any action, suit or proceeding that shall be instituted or threatened against any Seller, LLC or Applicable Partnership to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

      5.7   Exclusivity.

During the period from the date of this Agreement until its termination in accordance with Article IX hereof, each Seller shall not with respect to any LLC in which such Seller is selling a Subject Interest (or such LLC's Applicable Partnership), and each Seller shall cause each LLC in which it holds an Ownership Interest (and such LLC's Applicable Partnership) not to, and shall cause each of its and their respective agents, employees, and affiliates not to, except as expressly contemplated herein, directly or indirectly, initiate, encourage, conduct or hold discussions with any corporation, partnership, person or other entity (other than Purchasers and its Affiliates) concerning:

            (a) a purchase, affiliation, joint venture or lease of all, or a material part of, any LLC, Partnership or any Center;

            (b) the management of any Center;

            (c) the transfer by any Seller of any of its ownership in any LLC, Partnership or the Centers; or

            (d) the issuance by any LLC or Partnership of any debt, equity or hybrid securities.

If a Seller or any LLC or Partnership shall receive any unsolicited offer or correspondence relating to a transaction of the type described in this Section 5.7, such Seller shall promptly notify Purchasers of any such transaction or negotiations and subject to confidentiality restrictions or obligations disclose the terms of any such proposal.

      5.8   Restrictions on Ownership in Competing Businesses.

            (a) Each Seller agrees that from the date hereof until the earlier to occur of (a) the fifth (5th) anniversary of the Closing Date and (b) the second (2nd) anniversary of the date on which Seller ceases to be a member of such LLC, a partner of its Applicable Partnership, or a holder of any interest in any successor entity (a "Successor") into which either of them is merged or converted (such time period being the "Restricted Period"), neither he nor any of his Affiliates shall, directly or indirectly, own an interest in, lease, manage, joint venture with or be employed by a Competing Business located in the Restricted Area. "Restricted Area" means, with respect to the Beverly Hills LLC (and its Applicable Partnership and Successors), the areas within (X) the circle around the Brighton Center having a radius of fifteen (15) miles and (Y) the circle around the Wilshire Center having a radius of fifteen (15) miles and, with respect to each other LLC (and its Applicable Partnership and Successors), the circle around such LLC's (or Applicable Partnership's or Successor's) Center having a radius of twenty-five (25) miles. Nothing in this Section 5.8 is intended to prevent a Seller or Affiliate of Seller from practicing medicine, being a member of the medical staff of, or referring patients to, any other hospital or health care facility.

            (b) Each Seller agrees that the restrictions contained in this
      Section 5.8 are reasonable and necessary to protect the legitimate interests of the Purchasers and that any violation of this provision would result in damages to the Purchasers which cannot be compensated by money alone. Each Seller agrees that the Purchaser(s) of such Seller's Subject Interest will be entitled, at Purchaser's sole election, to:

                  (i) injunctive relief enjoining such Seller from the conduct in violation hereof, without proving actual damages or posting any bond, and any other relief (other than Liquidated Damages) to which such Purchaser(s) may be determined to be entitled; or

                  (ii) Liquidated Damages. As used herein, "Liquidated Damages" shall mean, as to a Seller, an amount equal to ninety percent (90%) of the consideration received by such Seller for the sale of Subject Interests, Option Interests and Management Rights (as adjusted pursuant to Section
      1.3 hereof and any Option Purchase Agreement).

provided, however, in any action, suit or proceeding brought by a Purchaser against a Seller to enforce the covenants contained in this Section 5.8, the Purchaser shall not be required to make such election unless and until it shall have been determined by a court of competent jurisdiction that the remedies in both of clauses (i) and (ii) of this
Section 5.8(b) are available to such Purchaser and enforceable as against such Seller and, if either shall later be determined by such court or on appeal to be unavailable or unenforceable, then Purchaser may instead pursue either or both of such remedies until a final and nonappealable order is entered with respect thereto at which time such Purchaser must elect either (i) or (ii) above.

            (c) If a court of competent jurisdiction shall hold that the duration and/or scope (geographic or otherwise) of the agreement contained in this Section 5.8 is unreasonable, then, to the extent permitted by law, the court may prescribe a duration and/or scope (geographic or otherwise) that is reasonable and judicially enforceable. The parties agree to accept such determination, subject to their rights of appeal, which the parties hereto agree shall be substituted in place of any and every offensive part of this Section 5.8, and as so modified, this Section 5.8 shall be as fully enforceable as if set forth herein by the parties in the modified form.

            (d) The parties to this Agreement hereby agree that the Liquidated Damages represent the goodwill of the LLC (and Applicable Partnership, if applicable) in which such Purchaser is hereby acquiring Subject Interests, that the amount of the damages to such Purchaser from a breach by a Seller of this provision is difficult to ascertain and that the Liquidated Damages represents the parties good faith effort to quantify the damages to the Purchasers of a breach of this Section 5.8 by a Seller.

            (e) Each Seller acknowledges and agrees that the Operating Agreement of each LLC, or the operating agreement or partnership agreement of its Successor or Applicable Partnership (each an "Organizational Document") contains covenants substantially similar to those set forth in this
      Section 5.8, and each such Seller acknowledges and agrees that the remedies provisions contained in this Section 5.8 and each such Organizational Document are intended to reasonably compensate the Purchasers and their Affiliates for the damages that would be incurred were the covenants contained in Section 5.8 of this Agreement or the similar covenants in the Organizational Documents to be violated by such Seller.

            (f) "Competing Business" means any health care business, other than a Grandfathered Business, in which surgical procedures or pain management procedures are performed and shall include, without limitation, a specialty hospital, hospital or ambulatory surgery center; provided, however, the private practice of any Seller or Affiliate of Seller will not be a Competing Business as long as it is not performing Facility Fee Procedures. "Facility Fee Procedures" means any surgical procedure that is
      (a) performable at the applicable Center by a physician and (b) either (i) reimbursable by a third party payor at a rate in excess of a physician's standard professional fee or as separate and distinct non-facility reimbursement for being performed in office, (ii) requires the presence of an anesthesiologist, (iii) involves conscious sedation (but does not require the presence of an anesthesiologist or a separate facility license) or (iv) requires a separate facility license; provided, however, any surgical procedure that a Physician Member regularly performed in such Physician Member's office during the six (6) month period ending December 31, 2004 and that involves conscious sedation shall not be considered a Facility Fee Procedure if the Physician Member delivers a written statement to the Company on or before October 31, 2005 specifying the CPT (Current Procedural Terminology) codes for such procedures regularly performed during such period.

            (g) "Grandfathered Business" means any ownership interest in a Competing Business set forth on Schedule 5.8 hereto if and to the extent it was owned by such Person on and as of January 20, 2005; provided, however, any such Competing Business shall cease to be a Grandfathered Business if there is any increase in the Seller's percentage ownership interest in such Competing Business after the date hereof or if such Competing Business expands the surgical or pain management services offered on an outpatient basis or increases the number of operating rooms it has on the date hereof.

                    VI.   CONDITIONS TO CLOSING BY PURCHASER

      Except as may be waived by Purchasers, the obligations of Purchasers to purchase the Subject Interest and to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

      6.1   Compliance.

All of the representations and warranties of Sellers contained in Article II of this Agreement shall be true as of the date of this Agreement and as of the time of the Closing, except as would not individually or in the aggregate have a Material Adverse Effect on any LLC or Partnership, and Sellers shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, except for noncompliance which would not individually or in the aggregate have a Material Adverse Effect on any LLC or Partnership. Purchasers shall have been furnished a certificate dated the Closing Date and signed by each Sellers' Committee Representative and Manager with respect to each LLC or Partnership for which he is a Sellers' Committee Representative or Manager, respectively, to the foregoing effect (the "Closing Certificate").

      6.2   Consents, Authorizations, Etc.

All necessary licenses, certifications, permits and approvals from federal, state and local governmental units for the transactions contemplated hereby, and for the continued operation of each Center as an ambulatory surgery center following the consummation of the transactions contemplated hereby are set forth on Schedule 6.2 and shall have been issued to each Partnership in form and substance reasonably satisfactory to Purchasers.

      6.3   No Action or Proceeding.

No action or proceeding shall have been brought or threatened before any court or administrative agency to prevent the consummation of, or to seek damages in a material amount by reason of, the transactions contemplated hereby, and no governmental authority shall have asserted that these transactions constitute a violation of law or give rise to liability on the part of Purchasers or any LLC or Partnership.

      6.4   Good Standing Certificate.

The Managers shall have delivered to Purchasers a good standing certificate issued with respect to each LLC and Partnership, issued by the Secretary of State of the State of California, dated as of a date that is not more than 15 days prior to the Closing Date.

      6.5   No Material Adverse Effect.

The operations of each LLC, each Partnership and each Center shall have been conducted in the ordinary course of business, consistent with past practice, and from the date of the Stub Period Financials until the Closing, no event shall have occurred which has or would reasonably likely have a Material Adverse Effect upon an LLC, a Partnership or a Center.

      6.6   Assignment Agreement.

Each Seller shall have delivered to the Purchaser of his Subject Interest a duly executed Assignment.

      6.7   Approval of Amendment of Organizational Agreements.

The amendment and restatement of the operating agreement of each LLC in the forms attached hereto as Exhibit 6.7 hereof shall have been approved by the requisite consents and approvals necessary to effect such amendments and restatements, and Purchaser shall have received an "Owner Restriction Agreement" from each "Owner" (as each term is defined in the form of amended and restated operating agreement which is attached hereto as Exhibit 6.7) of each Seller that is not a natural person.

      6.8   Closing of Management Rights Purchase Agreement.

The "Closing" (as that term is defined in that certain Management Rights Purchase Agreement) shall have occurred.

      6.9 Execution and Delivery of Management Agreements and Billing, Collection and Shared Services Agreements.

Each LLC (or Applicable Partnership, if requested by Purchasers) shall have executed and delivered to the Purchasers a Management Agreement and a Billing, Collection and Shared Services, in the forms attached as Exhibits 6.9A and 6.9B hereto, respectively, (each, a "Management Agreement" and a "Billing, Collection and Shared Service Agreement") and all agreements contemplated thereby to be entered into upon execution of such Management Agreements and Billing, Collection and Shared Services Agreements, with all of the foregoing to become effective upon the Closing.

      6.10  Execution and Delivery of Indemnity Escrow Agreement.

Each Sellers' Committee Representative with respect to each LLC and its Applicable Partnership, on behalf of all Sellers or Subject Interests in such LLC and Partnership shall have executed and delivered to the Purchasers and to the Escrow Agent (as defined in the Indemnity

Escrow Agreement) the Escrow Agreement, and the Escrow Agent shall have executed and delivered to the Purchasers the Indemnity Escrow Agreement.

      6.11  Opinion of Counsel.

Purchasers shall have received from Sheppard Mullin Richter & Hampton LLP an opinion in form reasonably satisfactory to Purchasers addressed to Purchasers and dated as of the Closing Date.

      6.12  Waiver.

Purchasers may waive any condition of this Article VI to the extent permitted by applicable law. To the extent that the Purchasers so waive any condition of this
Article VI, the Purchasers shall be deemed to have waived for all purposes any rights or remedies it may have against the Sellers by reason of the failure of any such conditions.

                     VII.  CONDITIONS TO CLOSING BY SELLERS

      Except as may be waived in writing by a Seller, the obligations of a Seller to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

      7.1   Compliance.

All of the representations and warranties made by Purchasers contained in
Article III of this Agreement shall be true as of the date of this Agreement and as of the time of Closing, except as would not individually or in the aggregate have a material adverse effect on Purchasers' ability to consummate the transactions contemplated by this Agreement, and Purchasers shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, except for noncompliance which would not individually or in the aggregate have a material adverse effect on Purchasers' ability to consummate the transactions contemplated by this Agreement. Each Sellers' Committee Representative with respect to each LLC and its Applicable Partnership, on behalf of all Sellers or Subject Interests in such LLC and Partnership, shall have been furnished with a certificate, dated the Closing Date, of a duly authorized officer of Purchasers to the foregoing effect.

      7.2   Secretary's Certificate.

At the Closing, the Managers shall have received on behalf of the Sellers copies of the following, in each case certified as of the Closing Date by a Secretary or an Assistant Secretary of Purchasers:

            (a) resolutions of the sole member of each of the Purchasers authorizing the execution, delivery and performance of this Agreement and the other agreements that Purchasers are required to execute and deliver pursuant to the terms of this Agreement; and

            (b) the signature and incumbency of the officers of each of the Purchasers authorized to execute and deliver this Agreement and the other agreements and certificates that Purchasers are required to deliver on or before the Closing Date pursuant to this Agreement.

      7.3   Consent, Authorizations, Etc.

The consents, approvals and authorizations set forth on Schedule 6.2 shall have been obtained.

      7.4   No Action or Proceeding.

No action or proceeding shall have been brought or threatened before any court or administrative agency to prevent the consummation of, or to seek damages in a material amount by reason of, the transactions contemplated hereby, and no governmental authority shall have asserted that these transactions constitute a violation of law or give rise to liability on the part of Sellers.

      7.5   Good Standing Certificate.

Purchasers shall have delivered to the Managers on behalf of the Sellers a good standing certificate issued with respect to Purchasers by the Secretary of the State of Tennessee. Such good standing certificate shall be dated as of a date that is not more than 15 days prior to the Closing Date.

      7.6   Approval of Amendment of Organizational Agreements.

The amendment and restatement of the operating agreement of each LLC in the forms in Exhibit 6.7 hereof shall have been approved by the requisite consents and approvals necessary to effect such amendments and restatements.

      7.7   Closing of Management Rights Purchase Agreement.

The "Closing" (as that term is defined in the Management Rights Purchase Agreement) shall have occurred.

      7.8   Execution and Delivery of Indemnity Escrow Agreement.

Each Purchaser shall have executed and delivered to each Sellers' Committee Representative with respect to each LLC and its Applicable Partnership, on behalf of all Sellers or Subject Interests in such LLC and Partnership, and to the Escrow Agent (as defined in the Indemnity Escrow Agreement) the Indemnity Escrow Agreement, and the Escrow Agent shall have executed and delivered to the Sellers the Indemnity Escrow Agreement.

      7.9   No Material Adverse Affect.

No event shall have occurred which has or would reasonably likely to have a Material Adverse Affect upon an LLC or any change, circumstance or effect shall have occurred which has or would reasonably likely have a Material Adverse Affect on the business of a Purchaser or its Affiliates.

      7.10  Opinion of Counsel.

Managers, on behalf of Sellers, shall have received from counsel to Purchasers an opinion in form reasonably satisfactory to Managers on behalf of all Sellers attached to this Agreement, addressed to Sellers and dated as of the Closing Date.

      7.11  Thousand Oaks.

Specialty Surgical Center of Thousand Oaks, LLC, a California limited liability company ("Thousand Oaks LLC") shall have issued to SMBISS Thousand Oaks LLC, a Tennessee limited liability company, one membership unit in such LLC and the Managers and SMBISS Thousand Oaks, LLC shall have executed an operating agreement generally in the form of the amended and restated operating agreements of the Developing Center LLCs, in Exhibit 6.7, with such changes as mutually agreed by Thousand Oaks LLC and SMBISS Thousand Oaks LLC in order to reflect certain purchase options agreed between such parties.

      7.12  Waiver.

A Seller may waive any conditions of this Article VII to the extent permitted by applicable law. Such waiver shall not affect Sellers' remedies under this Agreement with respect to the waived condition, or otherwise.

                             VIII. INDEMNIFICATION

      8.1   Indemnification of Purchasers.

            (a) From and after the Closing and subject to the limitations herein provided, each Seller shall upon demand indemnify and hold the Purchaser of such Seller's Subject Interest, Option Interest and Management Rights harmless against, and reimburse each such Purchaser from time to time as costs are incurred for any actual damage, loss, liability, fine, penalty, charge, administrative or judicial proceeding or order, judgment, remedial action requirement, enforcement action of any kind, cost or expense, including reasonable attorneys' fees and other reasonable expenses incurred in investigating or defending any claim against such Purchaser for such damage, loss, cost or expense incurred, directly or indirectly, by such Purchaser or such Purchaser's Affiliate and calculated so as to take into account the total Ownership Interests acquired by such Purchaser pursuant to this Agreement, the Management Rights Purchase Agreement and all Option Purchase Agreements (collectively, "Purchaser Losses"):

                  (i) resulting from any breach of such Seller's representations, warranties or covenants in this Agreement, an Option Purchase Agreement, the Management Rights Purchase Agreement or any document or instrument delivered pursuant hereto or thereto, or from any misrepresentation in, or omission from, any information, certificate, license, report or other instrument or agreement furnished to such Purchaser by such Seller pursuant to this Agreement, an Option Purchase Agreement or the Management Rights Purchase Agreement;

                  (ii) any of the matters described on Schedule 2.8, 2.9 or 2.15 to this Agreement; or

                  (iii) arising out of or related to any untrue statement contained in (or the omission of any statement or information that is determined to have been required to be made or provided in) any information, written or oral, including, but not limited to any letter of transmittal, prospectus, presentation or other document or disclosure, that is provided or made available to any Seller or any representative or advisor of any Seller in connection with soliciting such Seller's approval of or participation in the transactions contemplated by this Agreement by any Person acting on behalf of any Seller or with the approval of any Seller (other than a Purchaser or a Person controlled by or under common control with a Purchaser and other than with respect to written information approved in writing by a Purchaser or a Person controlled by or under common control with a Purchaser); provided, however, that neither the letters, dated June 6, 2005, from the Managers to the Sellers, nor the Consent Solicitation Statement, dated July 15, 2005, shall give rise to indemnification under this Section 8.1(a)(iii);

                  (iv) provided, however, if and to the extent a Purchaser is entitled to indemnification for any of the foregoing because Purchaser owns an Ownership Interest in an LLC or Partnership and it is such LLC or Partnership that suffers the actual damage, loss, liability, fine, penalty, charge, administrative or judicial proceeding or order, judgment, remedial action requirement, enforcement action of any kind, cost or expense, including reasonable attorneys' fees and other reasonable expenses (collectively, "Indirect Damages"), the "Purchaser Losses" with respect to such Indirect Damages for purposes of this Article VIII shall equal, not the full amount of such Indirect Damages, but the product of
      (a) the aggregate amount of such Indirect Damages multiplied by (b) the percentage ownership in such LLC or Partnership represented by (i) the Subject Interests acquired pursuant to this Agreement and (ii) if and when acquired, any Option Interests acquired pursuant to this Agreement and/or Option Purchase Agreements; provided, further, however, upon such Purchaser's (or its Affiliates') acquisition of any such Option Interests, the foregoing amount of "Purchaser Losses" with respect to such Indirect Damages shall be re-calculated and such Purchaser shall immediately be indemnified for the additional amount resulting from such recalculation, and such entitlement shall not constitute a new or additional claim for purposes of Section 8.5(g), but shall instead relate back to Losses sustained and claimed as of the date notice thereof was first given. Solely as an example, and not as a limitation, Purchaser Losses otherwise recoverable under this Agreement, relating to the breach of any representation or warranty relating to the alleged overstatement of the net income of an LLC or its Applicable Partnership in any Financial Statement shall, for purposes hereof, not be considered "Indirect Damages."

            (b) Each Purchaser shall have the right, with notice, to offset or set off amounts owed to it by a Seller under this Article VIII against amounts owed by such Purchaser or its Affiliates to such Seller pursuant to any other obligations, including without limitation, any distributions due to such Seller from an LLC, or by claiming against such Seller's Individual Escrow Account (as defined in Section 1.2(b) above); provided, however, except as provided in Section 8.4(b) hereof with respect to the Indemnity Escrow Amount, no right of off-set may be exercised until ninety (90) days have lapsed after the date the indemnification is due. Purchasers' right to indemnification, payment of damages or other remedy hereunder based upon Sellers' representations, warranties, covenants and obligations in this Agreement, in an Option Purchase Agreement or in the Management Rights Purchase Agreement will not be affected or limited by any investigation conducted by or on behalf of Purchasers with respect hereto or thereto, any preparation or compilation by or on behalf of Purchasers of schedules to this Agreement, in an Option Purchase Agreement or in the Management Rights Purchase Agreement, or any knowledge acquired (or capable of being acquired) by Purchasers at any time before or after the execution and delivery of this Agreement, in an Option Purchase Agreement or the Management Rights Purchase Agreement with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation, other than Purchaser's Knowledge. As used herein, "Purchaser's Knowledge" means the actual knowledge on and as of the date hereof of any of William V.B. Webb, George Goodwin, Gregg Stanley, or Michael Weaver.

            (c) For purposes of this Article VIII, "Purchaser" shall include any purchaser of a Subject Interest, Option Interest or Management Rights under this Agreement, an Option Purchase Agreement or the Management Rights Purchase Agreement, "Seller" shall include any seller of a Subject Interest, Option Interest or Management Rights and "Company" means each LLC (together with its Applicable Partnership) and the Management Rights.

      8.2   Indemnification of Sellers.

From and after the Closing and subject to the limitations herein provided, Purchasers and SARC shall upon demand indemnify and hold Sellers harmless against, and reimburse Sellers from time to time when and as costs are incurred for, any actual damage, loss, liability, fine, penalty, charge, administrative or judicial proceeding or order, judgment, remedial action requirement, enforcement action of any kind, cost or expense (including reasonable attorneys' fees and other expenses incurred in investigating or defending any claim against Sellers for such damage, loss, cost or expense) incurred by Sellers ("Seller Losses") resulting from (a) any breach of Purchasers' representations, warranties or covenants in this Agreement, an Option Purchase Agreement or the Management Rights Purchase Agreement, or any document or instrument delivered pursuant hereto or thereto, or from any misrepresentation in, or omission from, any information, certificate, license, report or other instrument or agreement furnished to Sellers by Purchasers and/or SARC pursuant to this Agreement, an Option Purchase Agreement or the Management Rights Purchase Agreement, or (b) any of those certain instruments and agreements (each a "Seller Guaranty") identified on Schedule 8.2 hereto if and to only the extent they arise out of an LLC's (or Partnership's) post-Closing default on any obligation that is guaranteed as of the date hereof by such Seller under such Seller's Guaranty. Each Seller shall have the right, with notice, to offset or set off amounts owed to such Seller under this Article VIII against amounts owed by such Seller to the Purchaser of such Seller's Subject Interest, Option Interest or Management Rights pursuant to any other obligations. Sellers' right to indemnification, payment of damages or other remedy hereunder based upon Purchasers' representations, warranties, covenants and obligations in this Agreement, an Option Purchase Agreement or the Management Rights Purchase Agreement will not be affected or limited by any investigation conducted by or on behalf of Sellers with respect hereto or thereto, any preparation or compilation by or on behalf of Sellers of schedules to this Agreement, an Option Purchase Agreement or the Management Rights Purchase Agreement, or any knowledge acquired (or capable of being acquired) by Sellers at any time before or after the execution and delivery of this Agreement with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation, other than the Actual Knowledge of the Applicable Knowledge Parties on and as of the date hereof.

      8.3   Notice and Control of Litigation.

If any claim or liability is asserted in writing by a third party ("Third Party Claim") against a party entitled to indemnification under this Article VIII (the "Indemnified Party") that would give rise to a claim under this Article VIII, the Indemnified Party shall notify the person(s) giving the indemnity (collectively, if more than one, the "Indemnifying Party"). The Indemnifying Party shall have the right to defend a claim and control the defense, settlement and prosecution of any litigation; provided that the Indemnifying Party expressly agrees in a manner reasonably acceptable to the Indemnified Party to be solely obligated to satisfy and discharge the Third Party Claim to the extent of the Indemnifying Party's liability as limited by Section 8.5 below unless the interests of the Indemnified Party and the Indemnifying Party are or are likely to be adverse, in which case the Indemnified Party shall have the right to hire its own counsel and undertake the defense and the cost thereof shall be part of the claim for which the Indemnified Party shall be indemnified. If the Indemnifying Party fails to defend such claim within a reasonable period of time but no more than thirty (30) days, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and at the risk of the Indemnifying Party subject to the limitations in Section 8.5 below. Anything in this Section 8.3 notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party (because money damages or other money payments would not be an adequate remedy or because money damages or payments may be substantially in excess of the limitations in Section 8.5 below or are not likely to be collectible from the Indemnifying Party), the Indemnified Party shall have the right, at its own cost and expense, to defend, compromise and settle such claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party of a release from all liability in respect of such claim. All Parties agree to cooperate fully as necessary in the defense of such matters. Should the Indemnified Party fail to notify the Indemnifying Party in the time required above, the indemnity with respect to the subject matter of the required notice shall continue, but shall be limited to the damages that would have resulted absent the Indemnified Party's failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party. If the Indemnifying Party is a Seller, then the Indemnified Party shall send notices under this Section 8.3 or Section 8.4 to both the Seller and the Sellers' Committee of the LLC to which the claim or liability relates, and such Sellers'

Committee shall be responsible for all decisions and of such Indemnifying Parties under this Section 8.3 and Section 8.4.

      8.4   Notice of Claim; Claims Against the Indemnity Escrow Amount.

            (a) If an Indemnified Party becomes aware of any breach of the representations or warranties of the Indemnifying Party under this Agreement, an Option Purchase Agreement or the Management Rights Purchase Agreement or any other basis for indemnification under this Article VIII (except as otherwise provided for under Section 8.3), the Indemnified Party shall notify the Indemnifying Party, in writing of the same within 45 days after becoming aware of such breach or claim, specifying in detail the circumstances and facts which give rise to a claim under this Article
      VIII. Should the Indemnified Party fail to notify the Indemnifying Party, within the time frame required above, the indemnity with respect to the subject matter of the required notice shall continue, but shall be limited to the damages that would have nonetheless resulted absent the Indemnified Party's failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

            (b) At such time as the Indemnified Party determines the amount of Losses for which such Indemnified Party is entitled to indemnification, it shall give notice (the "Notice of Claim") to the Indemnifying Party, and the Indemnifying Party shall pay make such indemnification within thirty
      (30) days thereof. If a Purchaser seeks to recover from the Indemnity Escrow Amount all or a portion of the Losses for which it claims indemnification, then the procedures set forth in Section 4 of the Indemnity Escrow Agreement shall apply.

      8.5   Allocation of Losses; Limitations.

            (a) Subject to the limitations in Section 8.5(c), each Seller shall indemnify and hold Purchasers and their Affiliates harmless for the aggregate sum of the products (such a product being calculated for each Company) of:

                  (i) all Purchaser Losses for such Company multiplied by

                  (ii) the quotient of (A) such Seller's Net Proceeds with respect to such Company divided by (B) the aggregate of all Sellers' Net Proceeds with respect to such Company.

            (b) Subject to the limitations in Section 8.5(c), each Manager shall, jointly and severally, indemnify and hold Purchasers and their Affiliates harmless for an amount (in addition to the amount described in Section 8.5(a)) equal to (i) the aggregate amount of Limited Losses minus
      (ii) the amount of indemnification for Limited Losses to which Purchasers and their Affiliates are entitled pursuant to Section 8.5(a).

            (c) No Seller shall be required to make indemnification pursuant to this Agreement:

                  (i) unless and until the aggregate amount of Limited Losses exceeds the sum of such Seller's Threshold Share and share (if any) of the Excess Threshold Pool (such indemnification not being back to the "first dollar" of such Limited Losses but, instead, being in the nature of a deductible);

                  (ii) for Limited Losses in excess of such Seller's Cap Share;
      or

                  (iii) for Purchaser Losses in an amount in excess of the aggregate amount of such Seller's Net Proceeds.

            (d) For purposes of this Article VIII:

                  (i) "Net Proceeds" means, as to a Seller, the aggregate amount of such Seller's Gross Purchase Price (plus, with respect to the Managers, or minus, with respect to all other Sellers, the aggregate amount of the Promote Fee paid or received, as the case may be), plus all amounts received by such Seller under Option Purchase Agreements and plus, with respect to the Managers, the Initial Purchase Price and any Deferred Payments made under the Management Rights Purchase Agreement, as any such amounts are adjusted pursuant to Section 1.3 of this Agreement or Section
      1.3 of any Option Purchase Agreement. Each Seller's initial Net Proceeds are set forth on Exhibit A, and such Exhibit A shall be revised from time to time by Purchasers to reflect changes therein resulting when additional Net Proceeds are received and/or adjustments made thereto in accordance with this Agreement, Option Purchase Agreements and the Management Rights Purchase Agreement.

                  (ii) "Sellers' Threshold" means FIVE HUNDRED THOUSAND DOLLARS ($500,000), and "Aggregate Indemnity Cap" means FIVE MILLION THREE HUNDRED THOUSAND DOLLARS ($5,300,000).

                  (iii) "Threshold Share" means, as to a Seller, the product of the Sellers' Threshold and the quotient obtained by dividing (A) the aggregate amount of Net Proceeds received such Seller, by (B) the aggregate amount of Net Proceeds received by all Sellers.

                  (iv) "Excess Threshold Pool" means the cumulative sum of the positive differences of each Seller's (1) Threshold Share minus (2) aggregate liability (without regard to the limitations in Section 8.5(c)) for Limited Losses under Sections 8.5(a) and 8.5(b). The Excess Threshold Pool shall be allocated among all Sellers pro rata in accordance with the amount by which the Limited Losses for which such Seller is responsible under Sections 8.5(a) and 8.5(b) exceeds such Seller's Threshold Share. The Excess Threshold Pool shall be recalculated and reallocated each time Limited Losses are suffered and, upon any such reallocation of the Excess Threshold Pool, (x) any Seller who had previously been allocated a portion of the Excess Threshold Pool shall immediately pay Purchasers the amount of the Excess Threshold Pool to which such Seller is no longer entitled, and (y) any Seller who earlier contributed all or a portion of his Threshold Share to the Excess Threshold Pool shall be entitled to apply all or any portion of the amount so contributed so as to reduce the amount of Limited Losses for which such Seller is responsible (and, thereupon, such amount shall no longer be in the Excess Threshold Pool).

                  (v) "Cap Share" means:

                        (1) as to a Seller (other than a Manager) of a Subject
            Interest in an Existing Center LLC, the amount set forth on Schedule
            8.5 under the heading "Cap Share"; and

                        (2) as to each Manager and each Seller that is a Member
            of a Developing Center LLC on the date hereof, the product of (A) the Aggregate Indemnity Cap and (B) the quotient obtained by dividing (I) the Net Proceeds received by such Seller by (II) the Net Proceeds received by all Sellers; provided, however, that the Cap Share of each Manager shall not exceed 50% of the difference between (X) the Aggregate Indemnity Cap minus (Y) the aggregate amount of indemnification Purchasers are entitled to receive under
            Section 8.5(a) from Sellers other than Managers; provided, further, however, that each Manager's "Cap Share" shall be increased by the Cap Share of any of them that is then Insolvent and, only as a result of such increase may it exceed the amount set forth in the foregoing proviso. "Insolvent" means such Person has had any obligations under this Agreement or the Management Rights Purchase Agreement discharged through a bankruptcy proceeding or any similar proceeding. The Cap Shares for each Manager and each Seller of a Member that is a Developing Center LLC on the date hereof shall be adjusted from time to time to reflect changes in their respective Indemnity Shares that result when additional Net Proceeds are received and/or adjustments made thereto in accordance with this Agreement, Option Purchase Agreements and the Management Rights Purchase Agreement. Any Seller whose Cap Share is at any time and from time to time reduced shall immediately be reimbursed by the Purchasers for any amount already paid by such Seller to the Purchasers in excess of the amount for which such Seller is responsible after giving effect to such Cap Share adjustment. Any Seller whose Cap Share is at any time and from time to time increased shall immediately pay Purchasers any amount in excess of the amount already paid by such Seller to Purchasers for which such Seller is responsible after giving effect to such Cap Share adjustment.

                  (vi) "Limited Losses" means all Purchaser Losses other than amounts payable by a Seller (A) pursuant to Sections 1.3, 1.4(f or g) or 8.1(a)(ii) of this Agreement, Section 1.3 of an Option Purchase Agreement, or Section 8.1(a)(ii) of the Management Rights Purchase Agreement, or (B) for any breach of the representations and warranties set forth in Sections 2.1(a) or 2.3(b) of this Agreement, in an Option Purchase Agreement, or in
      Section 2.1 of the Management Rights Purchase Agreement.

                  (vii) If a Seller (other than a Manager) sells a Subject Interest in more than one Company, such Seller shall be treated for purposes of this Section 8.5 as having been a separate "Seller" with respect to each such Company.

            (e) No Purchaser or SARC shall be required to make indemnification pursuant to this Agreement unless and until the aggregate amount of Seller Losses exceeds the Purchasers' Threshold (such indemnification not being back to the "first dollar" of such Seller Losses but, instead, being in the nature of a deductible). As used herein, the "Purchasers' Threshold" shall mean FIVE HUNDRED THOUSAND DOLLARS ($500,000). Notwithstanding the foregoing, the limitations contained in this Section 8.5(d) will not apply to any claims attributable to (nor shall such amounts apply toward the reaching of the Purchasers' Threshold) (i) a breach of the representations and warranties set forth in Sections 3.1 or 3.2 of this Agreement, an Option Purchase Agreement or the Management Rights Purchase Agreement, and
      (ii) amounts payable pursuant to Sections 1.2, 1.3 or 1.4. of this Agreement, in Sections 1.2 or 1.3 of an Option Purchase Agreement or
      Section 1.2 of the Management Rights Purchase Agreement. After the Purchasers' Threshold is reached, the Purchasers' Threshold shall be allocated among the Purchasers pro rata in accordance with the amount of Seller Losses for which each such Purchaser is responsible, such amounts shall be readjusted each time Seller Losses are suffered and each Purchaser shall immediately pay to the Sellers the positive difference (if any) of (A) the amount of Sellers' Losses for which such Purchaser, after reallocation of the Purchasers' Threshold, is responsible, minus (B) the amount of Sellers' Losses theretofore paid by such Purchaser.

            (f) In calculating the amount of Seller Losses or Purchaser Losses (either, "Losses"), there shall be deducted (i) any indemnification, insurance, contribution or other similar payment actually recovered by the Indemnified Party or any Affiliate thereof from any third person with respect thereto; and (ii) any Tax benefit or refund actually received or enjoyed by the applicable Indemnified Party or any Affiliate thereof as a result of such amounts, which Tax benefit shall be calculated based on an assumed forty percent (40%) combined federal and state Tax rate to the extent the benefit is an ordinary expense or deduction and 20% to the extent the benefit is a capital loss. Any such amounts or benefits received by an Indemnified Party or any Affiliate thereof with respect to any indemnity claim after it has received an indemnity payment hereunder shall be promptly paid over to the Indemnifying Party; provided, that the Indemnified Party shall not be obligated to pay over any such amount or benefit in excess of the amount paid by the Indemnifying Party to the Indemnified Party with respect to such claim. Notwithstanding the foregoing, if the benefits to be received by the Indemnified Party are to be received over more than one year (e.g., depreciation deductions) the Indemnified Party may at its option pay over the present value of that benefit using an interest rate of 8%. In the event of a Loss for which an Indemnified Party or its Affiliate is insured, the Indemnified Party shall use reasonable diligence to collect any such applicable insurance coverage.

            (g) Except for claims of fraud and/or remedies of injunctive and provisional relief and damages for a breach of Section 5.8 hereof, if the Closing occurs, this Article VIII shall be the sole and exclusive remedy for breach of, or inaccuracy in, any representation, warranty, or covenant contained herein, or otherwise in respect of the transactions contemplated hereby. In no event shall any Indemnifying Party have any liability under this Article VIII or to any Person for any exemplary or punitive damages suffered or incurred by any Indemnified Party.

            (h) Any claim for indemnification under this Article VIII (other than a claim for the breach of a covenant having effect after the Closing) shall be made not later than thirteen (13) calendar months after the date the Closing occurs (the "Indemnity Termination Date"); provided, however, any claim for Indirect Damages described in Section 8.1(a) which become payable as a result of the acquisition by Purchaser of Option Interests shall be made no later than sixty (60) days after the closing of the purchase of such Option Interests.

            (i) Notwithstanding any provision of this Article VIII to the contrary, Purchaser shall have no claim for indemnification under Section
      8.1 if (a) the representation or warranty allegedly breached is contained in Section 2.11(a) or (c) of this Agreement; (b) the substance of the alleged breach of the applicable representation or warranty is that the net income of an LLC or its Applicable Partnership was overstated in any Financial Statement; and (c) the amount of the alleged overstatement was not, in any of 2003, 2004 or the five months ended May 31, 2005, greater than $50,000; provided, indemnification for claims that do not satisfy all of the foregoing criteria are not intended to be, nor shall they be, limited in any respect by this Section 8.5(h).

      8.6   Special Indemnity Among Sellers.

Solely as among the Sellers, and without affecting the rights of the Purchasers hereunder, each of Brooks and Tuli agree to indemnify each other Seller for all amounts actually paid to Purchasers under Section 8.1 to the extent, and only to the extent, that they resulted from a breach by Brooks and Tuli of the applicable Operating Agreement prior to the Closing for which such Manager(s) would not have been entitled to indemnification from the relevant LLC.

                               IX.   TERMINATION

      9.1   Termination Events.

This Agreement may be terminated and the transaction abandoned at any time prior to the Closing Date as follows:

            (a) By the mutual written consent of Purchasers and the holders of a majority of all of the Subject Interests (calculated on the basis of the aggregate Net Purchase Price to which each Seller would initially be entitled under Section 1.2 hereof) (such holders being a "Sellers' Majority");

            (b) By Purchasers or a Sellers' Majority if the Closing has not occurred by August 31, 2005;

            (c) By Purchasers if there has been a material violation or breach of any of the Sellers' covenants contained in this Agreement which has not been waived by Purchasers in writing; or

            (d) By the Sellers' Majority, if there has been a material violation or breach of any of the Purchasers' or SARC's covenants contained in this Agreement which has not been waived by such Sellers' Majority in writing.

      9.2   Notice of Termination.

In the event of such termination by either Purchasers or a Sellers' Majority pursuant to Section 9.1 hereof, written notice shall forthwith be given to the other party or parties hereto.

      9.3   Consequences of Termination.

In the event this Agreement is terminated as provided in Section 9.1 above, (a) Purchasers shall deliver to Sellers all information, documents and instruments (and copies thereof in its possession) terminated previously delivered or made available by Sellers, an LLC or an Applicable Partnership to Purchasers; and (b) none of the parties hereto nor any of their respective members, shareholders, directors, officers, agents or consultants shall have any liability to the other party for costs, expenses, loss of anticipated profits, consequential damages or otherwise, except for any intentional breach of any of the provisions of this Agreement.

                              X.    MISCELLANEOUS

      10.1  Schedules and Other Instruments.

Each Schedule and Exhibit to this Agreement shall be considered a part hereof as if set forth herein in full. Any item set forth on a Schedule shall be deemed to apply only to that Section of this Agreement to which such Schedule relates and any other Section specifically referenced on such Schedule.

      10.2  Additional Assurances.

The provisions of this Agreement shall be self-operative and shall not require further agreement by the Parties except as may be herein specifically provided to the contrary; provided, however, at the reasonable request and expense of a Party, the other Party or Parties shall execute such additional instruments and take such additional actions as the requesting Party may deem necessary to effectuate this Agreement. In addition and from time to time after Closing, Sellers shall execute and deliver such instruments of conveyance and transfer, and take such other actions as Purchasers reasonably may request, to effectively convey and transfer full right, title and interest to, vest in, and place Purchasers in legal, equitable and actual possession of the Subject Interest.

      10.3  Consented Assignment.

Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order or purchase order if an attempted assignment thereof without the consent of the other Party thereto would constitute a breach thereof or in any material way affect the rights of Sellers, as appropriate, thereunder, unless such consent is obtained. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially affect the rights thereunder of Sellers so that Purchasers would not in fact receive all such rights, the Parties shall cooperate in any reasonable arrangement designed to provide for the Parties the benefits under any such claim, right, contract, license, lease, commitment, sales order or purchase order, including, without limitation, enforcement of any and all rights of Sellers, against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.

      10.4  Legal Fees and Costs.

In the event a Party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial proceedings, the prevailing Party will be entitled to recover such legal expenses, including, without limitation, reasonable attorney's fees, costs and necessary disbursements at all court levels, in addition to any other relief to which such Party shall be entitled.

      10.5  Choice of Law and Venue.

The Parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its conflicts of law provisions. The Parties hereto hereby designate all courts of record sitting in Los Angeles County, California, both state and federal, as the exclusive forums where any action, suit or proceeding in respect of or arising out of this Agreement, or the transactions contemplated by this Agreement shall be prosecuted as to all Parties, their successors and assigns, and by the foregoing designations the Parties hereto consent to the exclusive jurisdiction and venue of such courts.

      10.6  Benefit/Assignment.

Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives, successors and assigns; provided, however, that no Party may assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, further, however, that any Party may, without the prior written consent of the other Party, assign its rights and delegate its duties hereunder to one or more of its affiliates (it being understood that neither such assignment or delegation shall relieve any Party of its obligations hereunder). This Agreement is intended solely for the benefit of the Parties hereto and is not intended to, and shall not, create any enforceable third party beneficiary rights.

      10.7  Cost of Transaction.

Except as otherwise provided herein, whether or not the transactions contemplated hereby shall be consummated, the Parties agree as follows: (i) Sellers will pay the fees, expenses, and disbursements of Sellers and their agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto; and (ii) Purchasers shall pay the fees, expenses and disbursements of Purchasers and its agents, representatives, accountants and counsel incurred in connection with the subject matter hereof and any amendments hereto. Purchasers shall bear the costs of any regulatory or licensure filings under the laws or regulations of the State of California.

      10.8  Confidentiality.

            (a) The information, documents and instruments made available or delivered to Purchasers by Sellers or their agents and the information, documents and instruments made available or delivered to Sellers by Purchasers or its respective agents are of a confidential and proprietary nature. Each of the Parties hereto agrees that both prior and subsequent to the Closing it will maintain the confidentiality of all such confidential information, documents or instruments made available or delivered to it by each of the other Parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and will only disclose such information, documents and instruments to its duly authorized officers, directors, representatives and agents. Each of the Parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such information, documents and instruments and all copies thereof in its possession to the other Party to this Agreement. Each of the Parties hereto recognizes that any breach of this Section would result in irreparable harm to the other Parties to this Agreement and their affiliates and that therefore each of them shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of their other legal and equitable remedies. Nothing in this Section 10.8, however, shall prohibit the use of such confidential information, documents or instruments for such governmental filings as in the reasonable opinion of Seller's counsel or Purchasers' counsel are (i) required by law or governmental regulations, (ii) in connection with any action, suit or proceeding to enforce rights against the Parties hereunder or (iii) otherwise appropriate; provided the disclosing party provides the owner of such confidential information, documents or instruments prior written notice so that such owner may seek a protective order to maintain its confidentiality.

            (b) The Parties hereto agree that the terms and conditions of this Agreement, and all other agreements and instruments executed and delivered by the respective Parties in connection with this Agreement (the "Transaction Documents") shall remain confidential. Neither Purchasers nor Sellers nor their respective agents and representatives shall distribute the Transaction Documents or any drafts thereof, or any part thereof, to any third party unless required by law to do so; provided the disclosing party provides the owner of such confidential information, documents or instruments prior written notice so that such owner may seek a protective order to maintain its confidentiality.

      10.9  Public Announcements.

Sellers agree that they shall not release, publish or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of the Purchasers, except for information and filings reasonably necessary to be directed to governmental agencies to fully and lawfully effect the transactions herein contemplated or required in connection with securities and other laws; provided, that Purchasers shall, to the extent reasonable and practicable, give notice to the Sellers' Committee prior to making any announcement regarding the transactions herein contemplated.

      10.10 Waiver of Breach.

The waiver by any Party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or any other provision hereof.

      10.11 Notice.

Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given upon receipt or refusal to accept receipt when delivered personally, upon facsimile (if the sending facsimile machine prints confirmation of receipt by the receiving machine and notice is given by other means permitted by this Section within one business day thereafter) or the next Business Day when sent by overnight courier, with delivery prepaid thereon and overnight delivery specified, or five days after being deposited in the United States mail, with postage prepaid thereon, or certified or registered mail, return receipt requested, addressed as follows:

          Sellers:                      To the addresses set forth on the
                                        signature pages hereto

            With a simultaneous copy to counsel to the LLCs and the Managers, respectively:

                                        Sheppard, Mullin, Richter & Hampton LLP
                                        333 South Hope Street, 48th Floor
                                        Los Angeles, California 90071
                                        Attention:  Lawrence M. Braun

                                        Guth | Christopher LLP
                                        10866 Wilshire Blvd, Suite 1250
                                        Los Angeles, California 90024
                                        Attention:  Theodore E. Guth

          Purchasers or SARC:           c/o Symbion, Inc.
                                        40 Burton Hills Boulevard, Suite 500
                                        Nashville, Tennessee  37215
                                        Attention:  President

          With a simultaneous copy to:  Waller Lansden Dortch & Davis, PLLC
                                        511 Union Street, Suite 2700
                                        Nashville, Tennessee  37219-1760
                                        Attention:  Joseph A. Sowell, III, Esq.

or to such other address, and to the attention of such other person or officer as any Party may designate, with copies thereof to the respective counsel thereof as notified by such Party.

      10.12 Severability.

In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

      10.13 Gender and Number.

Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

      10.14 Divisions and Headings.

The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

      10.15 Survival.

All of the covenants and agreements made by the Parties in this Agreement or pursuant hereto in any certificate, instrument or document which are to be performed after closing shall survive the consummation of the transactions described herein and shall not be deemed merged into any instruments or agreements delivered at Closing or thereafter, and no other covenants and agreements shall survive the Closing but shall be deemed merge into any instruments or agreements delivered at Closing.

      10.16 Entire Agreement/Amendment.

This Agreement supersedes all previous contracts, and constitutes the entire agreement of whatsoever kind or nature existing between or among the Parties respecting the within subject matter and no Party shall be entitled to benefits other than those specified herein. As between or among the Parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The Parties specifically acknowledge that in entering into and executing this Agreement, the Parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all Parties hereto. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

      10.17 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHTS TO DEMAND TRIAL BY JURY.

      10.18 Tax Advice and Reliance.

Except as expressly provided in this Agreement, none of the Parties (nor any of the Parties' respective counsel, accountants or other representatives) has made or is making any representations to any other Party (or to any other Party's counsel, accountants or other representatives) concerning the consequences of the transactions contemplated hereby under applicable tax laws. Each Party has relied solely upon the tax advice of its own employees or of representatives engaged by such Party and not on any such advice provided by any other Party hereto.

      10.19 No Rescission.

No Party shall be entitled to rescind the transactions contemplated hereby by virtue of any failure of any Party's representations and warranties herein to have been true or any failure by any Party to perform its obligations hereunder.

      10.20 Counterparts; Sellers' Execution.

This Agreement may be executed in multiple counterparts (including by means of signature pages sent via facsimile), any one of which need not contain the signatures of more than one Party, each of which shall be enforceable against the Parties executing such counterparts, and all of which together shall constitute one instrument.

      10.21 Committees.

            (a) All of the Sellers of Subject Interests in an LLC (and such LLC's Applicable Partnership) hereby designate those persons (each, a "Sellers' Committee Representative") listed next to such LLC's name on
      Exhibit 10.21 as the representatives of such Sellers with respect to such LLC (collectively, the "Sellers' Committee"), to serve as the sole and exclusive representative of such Sellers, on and after the Closing Date with respect to the matters set forth in this Agreement related to such Sellers. All of the Call Option Sellers of Option Interests of each LLC hereby designate those persons (each, a "Call Option Sellers' Committee Representative") listed next to such LLC's name on Exhibit 10.21 as the representatives of such Call Option Sellers with respect to such LLC (collectively, the "Call Option Sellers' Committee"), to serve as the sole and exclusive representative of such Call Option Sellers, from and after the Closing Date with respect to the matters set forth in this Agreement related to such Call Option Sellers. The Sellers' Committee or the Call Option Sellers' Committee, as the case may be, shall take action through a vote of at least a majority of its Sellers' Committee Representatives or Call Option Sellers' Committee Representatives, respectively. Each Sellers' Committee Representative and Call Option Sellers' Committee Representative has accepted such designation as of the date hereof. Notwithstanding anything to the contrary contained in this Agreement, no Sellers' Committee, Sellers' Committee Representative, Call Option Sellers' Committee, or Call Option Sellers' Committee Representative shall have any duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller or Call Option Seller shall otherwise exist against any Sellers' Committee, Sellers' Committee Representative, Call Option Sellers' Committee, or Call Option Sellers' Committee Representative.

            (b) Each such Sellers' Committee Representative and Call Option Sellers' Committee Representative is hereby irrevocably appointed as the agent, proxy and attorney-in-fact for such Seller for all purposes specified in this Agreement, including full power and authority on such Seller's behalf, or Call Option Seller's behalf, as applicable, (i) to take all actions which the Sellers' Committee Representative, or Call Option Sellers' Committee Representative, respectively, considers necessary or desirable in connection with the defense, pursuit or settlement of any determinations relating to any claims for indemnification hereunder, including determinations to sue, defend, negotiate, settle and compromise any such claims for indemnification made by or against, and other disputes with, a Purchaser pursuant to this Agreement or any of the agreements or transactions contemplated hereby,
      (ii) to engage and employ agents and to incur such other expenses on Seller's or Call Option Sellers' behalf, as applicable, as the Sellers' Committee Representative, or Call Option Sellers' Committee Representative, respectively, shall deem necessary or prudent in connection with the administration of the foregoing, and to deduct the cost and expense thereof from any sums that may become payable to Seller or Call Option Seller, respectively, (iii) to accept and receive notices to the Sellers or Call Option Sellers, as applicable, pursuant to this Agreement, (iv) to execute, on such Seller's behalf, the Indemnity Escrow Agreement and the Closing Certificate, (v) to deliver such Seller's Assignment to the applicable Purchaser at the Closing, and (vi) to take all other actions and exercise all other rights which the Sellers' Committee Representative or Call Option Sellers' Committee Representative, as applicable, considers necessary or appropriate in connection with this Agreement; provided, the action of a majority of the Sellers' Committee Representatives or Call Option Sellers' Committee Representatives, as applicable, with respect to a particular LLC (or Applicable Partnership) shall be required to exercise any of (i) through (vi) above. It is acknowledged and agreed that such agency and proxy are coupled with an interest, and are, therefore, irrevocable without the consent of the Sellers' Committee Representative or Call Option Sellers' Committee

      Representative, as applicable, and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any such Seller or Call Option Seller, respectively. All decisions and acts by a majority of the Sellers' Committee or Call Option Sellers' Committee, as applicable, respect to a particular LLC shall be binding upon all of the Sellers of Subject Interests in such LLC (or Applicable Partnership) or Call Option Sellers of Option Interests of such LLC, and no such Seller or Call Option Seller shall have the right to object, dissent, protest or otherwise contest the same.

            (c) In the event that a Sellers' Committee Representative (or any successor Sellers' Committee Representative appointed in accordance with this Section 10.21) shall die, become incapacitated or resign, the Sellers who held immediately prior to the Closing no less than a majority of the Subject Interests of the LLC with respect to which such Sellers' Committee Representative was appointed shall designate a successor Sellers' Committee Representative. In the event that an Option Sellers' Committee Representative (or any successor Option Sellers' Committee Representative appointed in accordance with this Section 10.21) shall die, become incapacitated or resign, the Option Sellers who held immediately prior to the Closing no less than a majority of the Option Interests shall designate a successor Option Sellers' Committee Representative;

            (d) The Sellers' Committee, or Option Sellers' Committee, as applicable, is authorized to act on behalf of the Sellers of Subject Interests in an LLC (or such LLC's Applicable Partnership), or Option Sellers of Option Interests of an LLC, respectively, notwithstanding any dispute or disagreement among such Sellers or Option Sellers, as applicable, and Purchaser shall be entitled to rely on any and all actions taken by such Sellers' Committee or Option Sellers' Committee, as applicable, without any liability to, or obligation to inquire of, any such Seller or Option Seller, respectively, even if such party shall be aware of any actual or potential dispute or disagreement among such Sellers or Option Sellers, respectively. Purchaser is expressly authorized to rely on the genuineness of the signatures of the Sellers' Committee Representatives and Option Sellers' Committee Representatives and, upon receipt of any writing which reasonably appears to have been signed by the no less than the number of Sellers' Committee Representatives or Option Sellers' Committee Representatives, as applicable, specified in Section 10.22(b) above, Purchaser may act upon the same without any further duty of inquiry as to the genuineness of the writing.

            (e) The Sellers' Committee and Option Sellers' Committee shall promptly deliver to a Seller of a Subject Interest in an LLC or Option Seller of Option Interests of, respectively, any notice received by the Sellers' Committee or Option Sellers' Committee on behalf of such Seller or Option Seller.

            (f) Neither the Sellers' Committee, Sellers' Committee Representatives, Call Option Sellers' Committee, or Call Option Sellers' Committee Representative nor any agent employed by the Sellers' Committee, Sellers' Committee Representatives, Call Option Sellers' Committee, or Call Option Sellers' Committee Representative shall be liable to any Seller or Option Seller relating to the performance of the Sellers' Committee, Sellers' Committee Representatives, Call Option Sellers' Committee, or Call Option Sellers' Committee Representative's duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise, except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by a Sellers' Committee Representative or Option Sellers' Committee Representative constituted fraud or were taken or not taken in bad faith. No Sellers' Committee, Sellers' Committee Representatives, Call Option Sellers' Committee, or Call Option Sellers' Committee Representative shall have any liability for acting upon any notice, statement or certificate believed by the Sellers' Committee, Sellers' Committee Representatives, Call Option Sellers' Committee, or Call Option Sellers' Committee Representative to be genuine and to have been furnished by the appropriate person and in acting or refusing to act in good faith on any matter.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                        PURCHASERS:

                                        SMBISS BEVERLY HILLS, LLC, A TENNESSEE
                                        LIMITED LIABILITY COMPANY

                                        By:   __________________________________
                                        Name: __________________________________
                                        Title:__________________________________

                                        SMBISS ENCINO, LLC, A TENNESSEE LIMITED
                                        LIABILITY COMPANY

                                        By:    _________________________________
                                        Name:  _________________________________
                                        Title: _________________________________

                                        SMBISS ARCADIA, LLC, A TENNESSEE LIMITED
                                        LIABILITY COMPANY

                                        By:    _________________________________
                                        Name:  _________________________________
                                        Title: _________________________________

                                        SMBISS IRVINE, LLC, A TENNESSEE LIMITED
                                        LIABILITY COMPANY

                                        By:    _________________________________
                                        Name:  _________________________________
                                        Title: _________________________________

The undersigned joins herein solely
for the purposes of Article VIII
hereof.

SYMBION AMBULATORY RESOURCE
CENTRES, INC

By:    _____________________________
Name:  _____________________________
Title: _____________________________

The undersigned joins herein solely
for the purposes of the indemnifications in
Article VIII and other provisions hereof and in the MRPA.

SYMBIONARC MANAGEMENT
SERVICES, INC

By:    _____________________________
Name:  _____________________________
Title: _____________________________

SELLERS' COUNTERPART SIGNATURE PAGE TO PURCHASE AGREEMENT

      [INSTRUCTION: PLEASE SIGN IN THE APPROPRIATE SIGNATURE BLOCK BELOW. YOU
                 MUST SELECT AND COMPLETE THE SIGNATURE BLOCK SO THAT IT WILL HAVE TEXT IDENTICAL TO YOUR SIGNATURE BLOCK IN THE MEMBER APPROVAL AND CONSENT ACTION]

                                        MEMBERS THAT ARE INDIVIDUALS:

                                        ________________________________________
                                        Signature of Class A Member

                                        ________________________________________
                                        Print Name of Class A Member

                                        ________________________________________
                                        ________________________________________
                                        ________________________________________
                                        Address of Class A Member for Notices

                                        MEMBERS THAT ARE ENTITIES OR TRUSTS:

                                        Name            of          Entity/Trust
                                        ________________________________________
                                        ________________________________________
                                        ________________________________________

                                        By: ____________________________________
                                        Name (Please Print):____________________
                                        Title (Please Print):___________________

                                        ________________________________________
                                        ________________________________________
                                        ________________________________________
                                        Address of Class A Member for Notices

Schedules and Exhibits are omitted in accordance with Item 601(b)(2) of Regulation S-K. Schedules and Exhibits will be provided supplementally by Symbion, Inc. to the Securities and Exchange Commission upon request.